Exhibit 2.2

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

MANAGEMENT'S REPORT

The accompanying consolidated financial statements of Aimia Inc. are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, which are International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The consolidated financial statements include some amounts and assumptions based on management’s best estimates which have been derived with careful judgment.
In fulfilling its responsibilities, management of the corporation has developed and maintains a system of internal accounting controls. These controls are designed to provide reasonable assurance that the financial records are reliable for preparation of the financial statements. The Board of Directors reviews and approves the corporation’s consolidated financial statements.

March 25, 2024

(signed) "Thomas M. Finke"	(signed) "Steven Leonard"

THOMAS M. FINKE	STEVEN LEONARD
Executive Chairman	Chief Financial Officer

Independent auditor’s report
To the shareholders of Aimia Inc.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Aimia Inc. and its subsidiaries (together, the Corporation) as at December 31, 2023 and 2022, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

What we have audited
The Corporation’s consolidated financial statements comprise:
•	the consolidated statements of operations for the years ended on December 31, 2023 and 2022;
•	the consolidated statements of comprehensive income (loss) for the years ended on December 31, 2023 and 2022;
•	the consolidated statements of financial position as at December 31, 2023 and 2022;
•	the consolidated statements of changes in equity for the years ended on December 31, 2023 and 2022;
•	the consolidated statement of cash flows for the years ended on December 31, 2023 and 2022; and
•	the notes to the consolidated financial statements, which include significant accounting policies and other explanatory information.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence
We are independent of the Corporation in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

PricewaterhouseCoopers LLP
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T.: +1 514 205 5000, F.: +1 514 876 1502, Fax to mail: ca_montreal_main_fax@pwc.com

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year ended December 31, 2023. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matter	How our audit addressed the key audit matter
Valuation of investment in Clear Media Limited

Refer to note 2 – Material accounting policy information and and note 6 – Fair value of financial instruments to the consolidated financial statements.

The Corporation’s investment in Clear Media Limited is measured at fair value through profit and loss and is classified as a Level 3 financial instrument. The fair value of the investment was $27.7 million as at December 31, 2023.

The fair value of the Level 3 investment in Clear Media Limited is determined with an income approach valuation technique, using a discounted cash flow model, which included significant unobservable market inputs. Management used key assumptions such as the discount rate, long-term growth rate and discretionary cash flow.

We considered this a key audit matter due to the significant judgment required by management when determining the fair value estimate of the investment in Clear Media Limited. This in turn led to a high degree of auditor subjectivity, judgment and effort in performing procedures relating to the valuation of the investment. The audit effort involved the use of professionals with specialized skill and knowledge in the field of valuation.

Our approach to addressing the matter included the following procedures, among others:
•         Tested how management determined the fair value of the investment in Clear Media Limited, which included the following:
−        With the assistance of professionals with specialized skill and knowledge in the field of valuation, assessed the appropriateness of the income approach, using a discounted cash flow model and the reasonableness of the discount rate used.
−       Tested the mathematical accuracy of the discounted cash flow model.
−       Tested the underlying data used in the discounted cash flow model.
−        Evaluated the reasonableness of significant assumptions used by management related to long-term growth rate and discretionary cash flow by considering the past and future performance of Clear Media Limited.

Key audit matter	How our audit addressed the key audit matter
Valuation of property, plant and equipment, customer relationships and trade names acquired in the business combinations of Tufropes and Bozzetto

Refer to note 2 – Material accounting policy information, note 4 – Acquisition of Bozzetto and note 5 – Acquisition of Tufropes and Cortland Industrial to the consolidated financial statements.

On May 9, 2023, the Corporation completed the acquisition of a 93.94% equity stake of Giovanni Bozzetto S.p.A. (Bozzetto) for a total consideration of $257.8 million. During the year ended December 31, 2023, the Corporation repurchased an additional 0.16% of equity, increasing the total equity stake to 94.10%.

On March 17, 2023, the Corporation completed the acquisition of all of the issued and outstanding shares of Tufropes Pvt Ltd. as well as substantially all the net assets of India Nets (together referred to as Tufropes) for a total consideration of $254.5 million.

The fair values of the assets acquired from the Bozzetto acquisition included $101.6 million of customer relationships, $45.4 million of trade names and $85.8 million of property, plant and equipment.

The fair values of the assets acquired from the Tufropes acquisition included $72.3 million of customer relationships and $55.9 million of property, plant and equipment.
The fair values of the customer relationships were estimated based on the multi-period excess earnings method using the discounted cash flow models. The key assumptions used by management in estimating the fair value of customer relationships included discretionary cash flows forecasts and discount rate.

Our approach to addressing the matter included the following procedures, among others:

•        Tested how management estimated the fair values of trade names and customer relationships, which included the following:
−       Read the purchase agreements
−       Tested the underlying data used by management in the discounted cash flow models and the mathematical accuracy thereof.
−        Evaluated the reasonableness of significant assumptions used by management related to revenue forecasts and discretionary cash flows forecasts by considering the current and past performance of Tufropes and Bozzetto and considering economic and industry data.
−        Professionals with specialized skill and knowledge in the field of valuation assisted in evaluating the appropriateness of management’s relief-from-royalty method and discounted cash flow model for the trade names and multi-period excess earnings method and discounted cash flow models for the customer relationships as well as in evaluating the reasonableness of certain key assumptions such as the royalty rate and discount rate.
•         With the assistance of professionals with specialized skill and knowledge in the field of valuation, we developed an independent range of value expectations for property, plant and equipment acquired. The procedures performed included the following:
−        Evaluated the appropriateness of the cost and sales comparison approaches used.
−        Tested the underlying data used by management in the cost approach

Key audit matter	How our audit addressed the key audit matter
The fair values of the trade names were estimated based on the relief-from-royalty method using the discounted cash flow model. The key assumptions used by management in estimating the fair value of the trade names included revenue forecasts, royalty rate and discount rate.

The fair values of the plant and equipment acquired were estimated using the cost approach, considering the depreciated replacement cost. The key assumptions for the plant and equipment acquired included the determination of the replacement cost new, the estimation of the useful lives of the assets as well as the determination of any functional or economic obsolescence.

The fair value of the property acquired was estimated using the sales comparison approach, considering market prices for similar items. The key assumptions used by management in estimating the fair value for the property valuation included selected benchmark properties.

We considered this a key audit matter due to the judgment by management in estimating the fair values of customer relationships, trade names and property, plant and equipment, including the development of key assumptions. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the key assumptions developed by management. The audit effort involved the use of professionals with specialized skill and knowledge in the field of valuation.

−        Developed a range estimate of fair value to evaluate whether the values of the plant and equipment acquired are reasonable, including determination of significant assumptions, such as replacement cost new, useful lives of the assets as well as the determination of any functional or economic obsolescence.
−        Developed a market range to evaluate whether the values of the property are reasonable by performing benchmarking of the properties utilizing reputable third party sources prevalent in the commercial real estate industry and conducting conversations with the local brokers.
−   Compared the independent range of value expectations with management’s fair value estimate to evaluate the reasonableness of management’s fair value estimate.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Corporation’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Corporation or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Corporation’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•
Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Corporation’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Corporation to cease to continue as a going concern.

•
Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•
Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Corporation to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Andrew Popliger.

/s/PricewaterhouseCoopers LLP1

Montréal, Quebec
March 25, 2024

1 CPA auditor, public accountancy permit No. A125677

CONSOLIDATED STATEMENTS OF OPERATIONS

		Years Ended December 31,
(in millions of Canadian dollars, except share and per share amounts)		2023	2022
			Restated - Note 2
Revenue from contracts with customers	Note 26A	$291.2	$1.5
Cost of sales	Note 26A	(225.3)	—
Gross Profit		65.9	1.5
Other Income (loss) from investments
Net change in fair value of investments	Note 6	(98.6)	(39.5)
Interest, dividend and other investment income	Note 26A	15.7	11.5
Share of net earnings (loss) from equity-accounted investments	Note 9	(19.9)	(27.5)
Gain on disposal of equity-accounted investments	Note 9	19.3	530.5
		(83.5)	475.0
Operating expenses
Selling, general and administrative expenses	Notes 4, 5 & 26A	(119.8)	(20.7)
Impairment charge	Note 11	—	(11.4)
Earnings (loss) before the following items:		(137.4)	444.4
Financial (expenses) income, net	Note 26A	(17.5)	(3.0)
Income (expenses) related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants	Notes 4, 5 & 18	(25.2)	1.0
Decrease (increase) in limited partners' capital liability		(0.5)	2.9
Earnings (loss) before income taxes		(180.6)	445.3
Income tax recovery (expense)
Current	Note 16	(11.6)	(5.2)
Deferred	Note 16	3.6	—
		(8.0)	(5.2)
Net earnings (loss)		$(188.6)	$440.1

Net earnings (loss) attributable to:
Equity holders of the Corporation		(188.0)	440.1
Non-controlling interests		(0.6)	—
Net earnings (loss)		(188.6)	440.1
Weighted average number of shares - Basic	Note 22	84,693,929	87,682,533

Earnings (loss) per common share
Basic	Note 22	$(2.37)	$4.88
Diluted	Note 22	$(2.37)	$4.83

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31,
(in millions of Canadian dollars)		2023	2022
Net earnings (loss)		$(188.6)	$440.1
Other comprehensive income (loss):
Items that may be reclassified subsequently to net earnings (loss)
Foreign currency translation adjustments		(20.8)	14.9
Reclassification to net earnings of cumulative translation adjustments related to equity-accounted investments disposed of	Note 9	—	(32.4)
Cash flow hedge losses, net of reclassification adjustments and taxes		(1.1)	—
Share of other comprehensive income (loss) of equity-accounted investments	Note 9	—	(0.6)
Items that will not be reclassified subsequently to net earnings (loss)
Defined benefit plans actuarial losses, net of tax	Note 17	(0.5)	—
Other comprehensive loss		(22.4)	(18.1)
Comprehensive income (loss)		$(211.0)	$422.0
Comprehensive income (loss) attributable to:
Equity holders of the Corporation		(210.0)	422.0
Non-controlling interests		(1.0)	—
Comprehensive income (loss)		$(211.0)	$422.0

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
As at		December 31,	December 31,
(in millions of Canadian dollars)		2023	2022
ASSETS
Current assets
Cash and cash equivalents		$109.1	$505.3
Restricted cash		0.4	—
Investments in marketable securities	Note 6	27.8	52.9
Income taxes receivable		4.1	0.9
Accounts receivable	Notes 4, 5 & 7	91.1	0.7
Inventories	Notes 4, 5 & 8	61.2	—
Prepaid expenses		4.0	1.5
Other current assets	Notes 4 & 9	33.2	—
Receivable from related party	Note 23	7.1	2.0
		338.0	563.3
Non-Current assets
Deferred income taxes	Note 16	8.8	—
Investments in private companies and other financial instruments	Note 6	33.8	170.4
Equity-accounted investments	Note 9	12.2	18.7
Property, Plant and equipment	Notes 4, 5 & 10	149.5	—
Intangible assets	Notes 4, 5 & 11	218.7	1.1
Goodwill	Notes 4, 5 & 11	164.0	—
Other non-current assets	Note 12	38.6	50.5
		$963.6	$804.0
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	Notes 4, 5 & 13	75.7	7.3
Income taxes payable	Notes 4 & 5	4.1	—
Current portion of long-term debt	Notes 4 & 14	8.3	—
Other current borrowings	Note 4	6.0	—
Limited partners' capital liability	Note 2	—	2.2
Lease Liabilities	Note 4, 5 & 15	2.9	—
		97.0	9.5
Non-Current liabilities
Lease liabilities	Notes 4, 5 & 15	8.5	—
Long-term debt	Notes 4 & 14	149.7	—
Other non-current liabilities	Note 17	65.0	17.6
Deferred income taxes	Note 16	60.3	—
		380.5	27.1
Total equity attributable to equity holders of the Corporation	Note 18	568.6	776.9
Non-controlling interests	Notes 4 & 5	14.5	—
Total equity		583.1	776.9
		$963.6	$804.0
Contingencies and commitments	Notes 19 & 20
Approved by the Board of Directors
(signed) Karen Basian	(signed) Jordan G. Teramo
Karen Basian	Jordan G. Teramo
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, 2022 and 2023		Common shares outstanding	Share capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Contributed surplus	Total attributable to the equity holders of the corporation	Noncontrolling interests	Total equity
(In millions of Canadian dollars, except share amounts)
Balance, December 31, 2021		92,488,212	$235.9	$(2,129.8)	$32.5	$2,265.4	404.0	$—	$404.0
Comprehensive income (loss)
Net earnings				440.1			440.1		440.1
Other comprehensive income (loss):
Foreign currency translation adjustments					14.9		14.9		14.9
Reclassification to net earnings of cumulative translation adjustments related to equity-accounted investment disposed of	Note 9				(32.4)		(32.4)		(32.4)
Share of other comprehensive loss of equity-accounted investments	Note 9				(0.6)		(0.6)		(0.6)
Total comprehensive income (loss)		—	—	440.1	(18.1)	—	422.0	—	422.0
Transactions with owners, recorded directly in equity
Common shares repurchased	Note 18	(8,323,598)	(0.4)			(36.1)	(36.5)		(36.5)
Dividends	Note 21			(12.6)			(12.6)		(12.6)
Total transactions with owners		(8,323,598)	(0.4)	(12.6)	—	(36.1)	(49.1)	—	(49.1)
Balance, December 31, 2022		84,164,614	$235.5	$(1,702.3)	$14.4	$2,229.3	$776.9	$—	$776.9
Comprehensive income (loss)
Net loss				(188.0)			(188.0)	(0.6)	(188.6)
Other comprehensive income (loss):
Foreign currency translation adjustments					(20.4)		(20.4)	(0.4)	(20.8)
Cash flow hedge gains (losses), net of reclassification adjustments and taxes					(1.1)		(1.1)		(1.1)
Share of other comprehensive income of equity-accounted investments	Note 9				—		—		—
Defined benefit plans actuarial losses, net of tax	Note 17			(0.5)			(0.5)		(0.5)
Total comprehensive loss		—	—	(188.5)	(21.5)	—	(210.0)	(1.0)	(211.0)
Transactions with owners, recorded directly in equity
Common shares and warrants issued	Note 18	10,475,000	21.4			—	21.4		21.4
Dividends	Note 21			(12.6)			(12.6)		(12.6)
Contingent common shares cancellation	Note 23			0.6		(0.6)	—		—
Business acquisition, net of acquisition financing impact to NCI	Note 4						—	8.6	8.6
Issuance of call options over subsidiaries' shares	Notes 4 & 5						—	7.1	7.1
Repurchase of non-controlling interest	Note 4						—	(0.2)	(0.2)
Counterpart entry to liability related to put options granted to non-controlling interests	Notes 4 & 17			(7.2)			(7.2)		(7.2)
Accretion related to stock-based compensation plans						0.1	0.1		0.1
Total transactions with owners		10,475,000	21.4	(19.2)	—	(0.5)	1.7	15.5	17.2
Balance, December 31, 2023		94,639,614	$256.9	$(1,910.0)	$(7.1)	$2,228.8	$568.6	$14.5	$583.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,
(in millions of Canadian dollars)	2023	2022
CASH FLOWS FROM (USED IN)
Operating activities
Net earnings (loss)		$(188.6)	$440.1
Adjustments for:
Depreciation and amortization		22.9	0.1
Share-based compensation		(0.2)	(2.4)
(Income) Expense related to carried interest, call option and fair value (gain) loss on contingent consideration and Aimia warrants		25.2	(1.0)
Share of net (earnings) loss of equity-accounted investments		19.9	27.5
Net financial expense (income)		1.8	(8.5)
Income tax expense		8.0	5.2
Litigation provision		—	4.0
Impairment charge		—	11.4
Net change in fair value of investments in equity instruments		98.6	39.5
Gain on disposal of equity-accounted investments		(19.3)	(530.5)
Changes in Limited Partners' Capital Liability		0.5	(2.9)
Changes in operating assets and liabilities	Note 26B	16.2	1.3
Other		1.9	(1.0)
		175.5	(457.3)
Cash used in operating activities before the following items:		(13.1)	(17.2)
Proceeds from disposal of marketable securities held for trading	Note 6	13.8	8.6
Purchases of marketable securities held for trading	Note 6	(0.9)	(8.0)
Interest and dividend received	Note 9	8.1	4.1
Interest paid		(7.8)	—
Income taxes paid		(12.1)	(5.2)
Net cash used in operating activities		(12.0)	(17.7)
Investing activities
Business acquisitions, net of cash acquired	Notes 4 & 5	(499.7)	—
Net proceeds from the disposal of equity-accounted investment, businesses and other assets	Note 9	—	537.2
Purchase of investments in marketable securities, private companies and other financial instruments	Note 6	—	(10.0)
Proceeds from disposal of investments in marketable securities, private companies and other financial instruments	Note 6	33.4	2.1
Proceeds from redemption of special purposes vehicles	Note 6	23.6	—
Additions to property, plant & equipment and intangibles assets		(11.2)	—
Bridge loan granted to investee	Note 6	(2.7)	—
Loan repayment from related parties	Note 23	5.0	—
Loan granted to related parties	Note 23	(8.5)	(3.3)
Net cash from (used in) investing activities		(460.1)	526.0
Financing activities
Preferred dividends	Note 21	(12.6)	(12.6)
Issuance of common shares & warrants	Note 18	30.5	—
Return of capital to non-controlling interest	Note 4	(3.3)	—
Repurchase of minority interest	Note 4	(0.2)	—
Repurchase of common shares	Note 18	—	(36.5)
Principal elements of lease payments		(1.7)	—
Reimbursement of other borrowings		(1.2)	—
Borrowing of long-term debt, net of financing costs	Note 4	157.5	—
Repayment of assumed debt related to business acquisition	Note 4	(83.9)	—
Net cash from (used in) financing activities		85.1	(49.1)
Net change in cash and cash equivalents		(387.0)	459.2
Translation adjustment related to cash		(9.2)	11.3
Cash and cash equivalents, beginning of year		505.3	34.8
Cash and cash equivalents, end of year		109.1	505.3

The accompanying notes are an integral part of these consolidated financial statements.

14
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

THESE FINANCIAL STATEMENTS CONTAIN THE FOLLOWING NOTES:

1.	STRUCTURE OF THE CORPORATION	15
2.	MATERIAL ACCOUNTING POLICY INFORMATION	16
3.	SEGMENTED INFORMATION	37
4.	ACQUISITION OF BOZZETTO	40
5.	ACQUISITIONS OF TUFROPES AND CORTLAND INDUSTRIAL	46
6.	FAIR VALUE OF FINANCIAL INSTRUMENTS	52
7.	ACCOUNTS RECEIVABLE	64
8.	INVENTORIES	64
9.	EQUITY-ACCOUNTED INVESTMENTS	65
10.	PROPERTY, PLANT AND EQUIPMENT	72
11.	GOODWILL AND INTANGIBLE ASSETS	73
12.	OTHER NON-CURRENT ASSETS	76
13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	76
14.	LONG-TERM DEBT	77
15.	LEASE LIABILITIES	79
16.	INCOME TAXES	79
17.	OTHER NON-CURRENT LIABILITIES	83
18.	CAPITAL STOCK	85
19.	COMMITMENTS	90
20.	CONTINGENT LIABILITIES	91
21.	DIVIDENDS	94
22.	EARNINGS (LOSS) PER COMMON SHARE	95
23.	RELATED PARTIES	96
24.	FINANCIAL RISK MANAGEMENT	100
25.	CAPITAL MANAGEMENT	105
26.	ADDITIONAL FINANCIAL INFORMATION	106

15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

1.	STRUCTURE OF THE CORPORATION

Aimia Inc. (“Aimia” or the “Corporation”) was incorporated on May 5, 2008 under the Canada Business Corporations Act. The registered and head office of Aimia is located at 1 University Avenue, Floor 3, Toronto, Ontario, M5J 2P1.

The Corporation is a holding company that makes long-term investments in private and public businesses through controlling or minority stakes. Aimia is positioned to invest in any sector, wherever a suitable opportunity can be identified worldwide. In addition, Aimia seeks investments that may efficiently utilize the Corporations’s operating and capital loss carry-forwards to further enhance stakeholder value.

The company owns a portfolio of investments which include: 94.1% interest in Giovanni Bozzetto S.p.A. (“Bozzetto”) which was acquired on May 9, 2023 (Note 4), a provider of specialty sustainable chemicals, offering sustainable textile, water and dispersion chemical solutions with applications in several end-markets including the textile, home and personal care, plasterboard and agrochemical markets, 100% ownership of Cortland International, which is comprised of: (1) Tufropes, which was acquired on March 17, 2023 (Note 5), a manufacturer of synthetic fiber ropes and netting solutions for maritime and other various industrial customers, and (2) Cortland Industrial LLC ("Cortland"), which was acquired on July 11, 2023 (Note 5), a global designer, manufacturer, and supplier of ropes, slings and tethers to the aerospace & defense, marine, renewables, and other diversified industrial end markets.

On January 3, 2024, Aimia announced the closing of the acquisition, by Bozzetto, of 65% of StarChem S.A. ("StarChem"), a manufacturer of auxiliary chemical solutions primarily involved in the preparation, dyeing, and finishing processes for large, multi-national customers within the textile industry (Note 4).

In addition, the Corporation owns a 10.85% stake in Clear Media Limited, an outdoor advertising firm in China, a 48.5% equity stake in Kognitiv Corporation ("Kognitiv"), a B2B global SaaS company inspiring customer loyalty through data-driven personalization as well as a minority equity stake in TRADE X, a global B2B cross-border automotive trading platform. Starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice (Note 6).

The Corporation also held a wholly owned investment advisory business, Mittleman Investment Management, LLC ("MIM"). The Corporation started to wind down the operations of MIM on April 14, 2023 and the business was no longer in operations as of December 31, 2023.

16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION

BASIS OF PREPARATION

(a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and by all Aimia entities, except for adoption of revised accounting standards as described below in changes in accounting policies section.

These consolidated financial statements were authorized for issue by the Corporation’s Board of Directors on March 25, 2024.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on the historical cost basis except for the following balance sheet items:

•	The Bozzetto opening balances and the liability for the Paladin carried interest in Bozzetto are measured at fair value (Note 4);
•	The Tufropes and Cortland opening balances and the liability for the Paladin carried interest in Cortland International are measured at fair value (Note 5);
•	Investment in marketable securities, private companies and other financial instruments are measured at fair value (Note 6);
•	Liabilities for cash-settled share-based payment arrangements are measured at fair value (Notes 13 & 17);
•	Contingent considerations related to business acquisition or disposal are measured at fair value (Notes 9 & 12);
•	The Aimia warrants issued in connection with the private placement are measured at fair value (Note 18).

(c)	Presentation Currency

These consolidated financial statements are expressed in Canadian Dollars.

(d)	Use of Judgments and Estimates

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the amounts reported as assets, liabilities, income and expenses in the financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are accounted for prospectively.

17
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Judgments

Judgments made in applying accounting policies that have the most significant effects on the amounts reflected in these consolidated financial statements are as follows:

•	Consolidation: whether the Corporation has control or significant influence over an investee.
•	The determination of the functional currencies of the Corporation's subsidiaries when the primary indicators are mixed.
•	Whether or not the Corporation is reasonably certain to exercise extension options over certain leases.

Estimates

Information about assumptions and estimation with a significant risk of resulting in material adjustments within the next year are included within the following notes:

•
Measurement of the fair value of the assets acquired and liabilities assumed for the Bozzetto, Tufropes and Cortland business acquisitions that occurred during the year. The valuation techniques used by third-party valuators for measuring the fair value of material assets acquired were as follows:

◦
Property, plant and equipment: The valuation models considered market prices for similar items for property valuation (sales comparison approach) and depreciated replacement cost for plant and equipment (cost approach). Depreciated replacement cost reflects adjustments for physical deterioration as well as functional and economic obsolescence. Key assumptions for the property valuation include selected benchmark properties. Key assumptions for the plant and equipment valuation include the determination of the replacement cost new, the estimation of the useful lives of the assets as well as the determination of any functional or economic obsolescence.

◦
Intangible assets: The valuation models considered the relief-from-royalty method, using a discounted cash flow, for the valuation of Trade names and the multi-period excess earnings method, using a discounted cash flow, for the valuation of customer relationships. The relief-from- royalty method considers estimated royalty payments that are expected to be avoided as a result of owning the assets. Key assumptions include revenue forecasts, selected royalty rate and discount rate. The multi-period excess earnings method considers the present value of net cash flows expected to be generated by the customer relationships, by excluding any cash flows related to contributory assets. Key assumptions include discretionary cash flows forecasts and discount rate.

◦
Inventory: The fair value of the finished goods was determined based on the estimated selling price in the ordinary course of business less the estimated costs of disposal and reasonable profit allowance.

•	Measurement of the fair value of the investment in Clear Media, which include significant unobservable inputs. These inputs are detailed in Note 6;

18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

•	Measurement of the Paladin carried interest in Bozzetto and Cortland International, which include significant unobservable inputs. These inputs are detailed in Note 4 and Note 5;
•	Measurement of the fair value of the PLM contingent consideration receivable, which include significant unobservable inputs. These inputs are described in Note 9;
•	Goodwill impairment test, including key assumptions underlying recoverable amounts, particularly future cash flows, EBITDA multiple and discount rates. These inputs are detailed in Note 11;
•	Recognition of deferred tax assets, availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized (Note 16);
•	Measurement of post-employment benefits obligations, including key actuarial assumptions. These assumptions are detailed in Note 17;
•	Recognition and/or measurement of contingent liabilities, including assumptions about the likelihood and magnitude of potential outflows of resources (Note 20).

PRINCIPLES OF CONSOLIDATION

Subsidiaries

Subsidiaries are entities over which the Corporation has control. The Corporation controls an entity when the Corporation is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries’ financial statements are included in the consolidated financial statements from the date of commencement of control until the date that control ceases. Subsidiaries’ accounting policies have been changed, when necessary, to align with the policies adopted by Aimia.

These consolidated financial statements include the accounts of the Corporation and the accounts of its subsidiaries. All intercompany balances and transactions have been eliminated.

19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

The Corporation had the following significant subsidiaries at December 31, 2023:

Name	Nature of business	Country of incorporation and place of business	Proportion of ownership held directly by Aimia Inc. (%)	Proportion of ownership by the group (%)	Proportion of ownership by NCI (%)
Holdings segment
Aimia Holdings UK Limited	Holding company	United Kingdom	100
Aimia Holdings US Inc.	Holding company	United States	100
City Lead II Developments Limited (a)	Holding company	Cayman Islands	100
Bozzetto segment
Chem Italia Srl	Holding company	Italia	94.1		5.9
Sapphire Srl	Holding company	Italia		94.1	5.9
Giovanni Bozzetto S.p.A.	Specialty sustainable chemicals	Italia		94.1	5.9
BGB Giovanni Bozzetto S.A.U.	Specialty sustainable chemicals	Spain		94.1	5.9
Asutex S.A.U.	Specialty sustainable chemicals	Spain		94.1	5.9
Bozzetto Kymia St. ve TIC. A.S. ("Bozzetto Kymia")	Specialty sustainable chemicals	Turkey		94.1	5.9
PT Bozzetto Indonesia	Specialty sustainable chemicals	Indonesia		94.1	5.9
Bozzetto Polska Spolka zo.o.	Specialty sustainable chemicals	Poland		94.1	5.9
Bozzetto GmbH	Specialty sustainable chemicals	Germany		94.1	5.9
Cortland International segment
1392479 B.C. UNLIMITED LIABILITY COMPANY	Holding company	Canada	100
1000372721 Ontario Inc.	Synthetic fiber ropes and netting solutions	Canada		100
Tufropes Private Limited	Synthetic fiber ropes and netting solutions	India		100
Tufropes Private Limited	Synthetic fiber ropes and netting solutions	India		100
Cortland Industrial LLC	Synthetic fiber ropes and netting solutions	United States		100

(a) City Lead II Developments Limited is the holding company that was created as part of the Clear Media privatization (Note 6).

Non-controlling interests - Redeemable equity

A put option has been granted to Bozzetto's management in order to enable them to sell a portion of their ownership to Aimia at certain anniversary dates of the transaction if no exit scenario has occurred by those dates. The Corporation used the principles of IFRS 10 to analyze put option contracts given to non-controlling interests and whether or not these contracts provide the parent or the non-controlling interest with access to the risks and rewards associated with the actual ownership of the equity. When the risks and rewards associated with the ownership have been retained by the non-controlling interest, a non-controlling interest is recognized upon the initial accounting of a business combination. The Corporation has determined that the risks and rewards associated with Bozzetto's management ownership in Bozzetto has been retained by them.

20
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

A financial liability (recognized at the present value of the redemption amount) is recorded to reflect the put option, with a corresponding reduction of the Corporation's Retained Earnings (Deficit). The redemption liability is presented in Other non-current liabilities on the consolidated statement of financial position. Subsequent changes to the redemption liability are also recorded directly in the Corporation's Retained Earnings (Deficit).

Limited Partners Capital liability

Precog Capital Partners, L.P. was considered a significant subsidiary of the Corporation as of December 31, 2022. The Limited Partners' Capital liability represents the capital in Precog Capital Partners, L.P. that was not owned by the Corporation. Following twelve months after a partner's admission to the partnership, such partner could withdraw, at the end of any calendar month, any amount equal to or less than 50% of the partner's capital account balance. Three months later, such partner could withdraw the remainder of the partner's capital account balance. Due to the wind down of the fund during the year, there is no Limited Partners' Capital liability outstanding as of December 31, 2023.

Investments in Associates and Joint Arrangements (Note 9)

Associates are entities over which the Corporation has significant influence. Joint arrangements are entities over which the Corporation has joint control and are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor.

Investments in associates and joint ventures are accounted for using the equity method and are initially recognized at cost. The Corporation's investment includes goodwill identified on acquisition. The consolidated financial statements include the Corporation's share of the income and expenses, other comprehensive income and certain equity movements of equity-accounted investees, after aligning with the accounting policies of the Corporation, from the date that joint control or significant influence commences until the date that joint control or significant influence ceases. For equity-settled share-based compensation issued by equity-accounted investees to its own employees, Aimia records its share of the investee’s share-based compensation expense as part of its share of the investee’s profit or loss but does not account for a share in the credit to shareholders’ equity recognized by the investee.

When the Corporation's share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Corporation has an obligation or has made payments on behalf of the investee.

When the Corporation contributes a controlled business to a joint venture or associate or, when it loses control over a business but retains a significant influence in the investment either as a joint venture or associate, the Corporation recognizes a full gain under the IFRS 10 - Consolidated Financial Statements approach. IFRS 10 requires the retained interest in an associate or joint venture to be measured at fair value, with the full disposal gain recognized in the income statement.

21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

The Corporation had the following significant investment in associates at December 31, 2023:

Name	Nature of business	Nature of investment	Reporting segment	Country of incorporation and place of business	% of ownership interest	Measurement method
Kognitiv	B2B Loyalty SaaS	Associate	Holdings	Canada (worldwide operations)	48.5	Equity

FOREIGN CURRENCY CONVERSIONS

Foreign Currency Transactions

Monetary assets and liabilities denominated in foreign currencies are translated into each of Aimia's entities' functional currency at rates of exchange in effect at the date of the consolidated statement of financial position. Gains and losses are included in other financial expense on the consolidated statements of operations. Non-monetary assets, non- monetary liabilities, revenues and expenses arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

Foreign Operations

Most of Aimia's foreign operations have a functional currency different from the presentation currency. The main functional currencies of Bozzetto are the euro and Turkish lira, while the main functional currencies of Cortland International are the US dollar and the Indian rupee.
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated at the rates of exchange prevailing at the consolidated statement of financial position date. Revenues and expenses are translated at the average rates for the year. Translation gains or losses are recognized in other comprehensive income and included in accumulated other comprehensive income.
When a foreign operation is disposed of, the relevant amount in the cumulative amount of foreign currency translation adjustments is transferred to earnings as part of the profit or loss on disposal. On the partial disposal of a subsidiary that includes a foreign operation, the relevant proportion of such cumulative amount is reattributed to non-controlling interest.
Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation adjustments.

Hyperinflationary Economy

The Turkish economy is considered to be hyperinflationary according to the criteria set out in “IAS 29 – Accounting in hyperinflationary economies”. In accordance with IAS 29, non-monetary items included in the statement of financial position of Bozzetto Kymia as well as all items in the statement of comprehensive income were remeasured by

22
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

applying the general index of consumer prices to historical data based on the Turkey consumer price index, in order to reflect the changes in the purchasing power of the Turkish lira at the date of the financial statements.

In order to take account of the impact of hyperinflation also on the local currency rate, the amounts of the consolidated statement of income items expressed in hyperinflationary currencies were converted into the presentation currency by applying the December 31, 2023, exchange rate instead of the average exchange rate for the period, in line with the requirements of “IAS 21 – The Effects of Changes in Foreign Exchange Rates”.

The loss on net monetary position from May 9, 2023 to December 31, 2023 amounted to $1.5 million and is presented in financial expenses in the consolidated statement of operations.

FINANCIAL INSTRUMENTS

Recognition and Initial Measurement

Trade receivables and debt securities issued are initially recognized when they are originated. Regular way purchases of equity instruments are recognized using the settlement date, which is the date that the equity instruments are delivered to the Corporation. All other financial assets and financial liabilities are initially recognized when the Corporation becomes a party to the contractual provisions of the instrument.
A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value thought profit and loss ("FVPL"), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.
For financial liabilities measured at amortized cost, transaction costs or fees, premiums or discounts earned or incurred are recorded, at inception, net against the fair value of the financial instrument and amortized in financial expenses in the consolidated statement of operations.

23
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Classification

Aimia has classified its significant classes of financial instruments as follows:

Classification
Financial instruments	Amortized cost	Fair value through profit and loss (“FVPL”)
Measured at amortized cost
Cash and cash equivalents and restricted cash	X
Accounts receivable and receivable from related party	X
Limited partners' capital liability	X
Accounts payable and accrued liabilities	X
Other borrowings	X
Long-term debt	X
Measured at fair value
Investments in marketable securities (a)		X
Investments in private companies and other financial instruments (a)		X
Contingent consideration receivable		X
Contingent consideration payable		X
Aimia warrants		X
Carried interest liabilities		X

(a)  These investments are not subject to significant influence.

On initial recognition, a financial asset is classified as measured at: amortized cost; Fair value through other comprehensive income ("FVOCI") – debt investment; FVOCI – equity investment; or FVPL. The classification of financial assets is based on an entity’s business models and the financial asset’s contractual cash flow characteristics. Business models are reassessed periodically and contractual cash flows characteristics are assessed to determine whether they are solely payments of principal and interest. Financial assets are not reclassified subsequent to their initial recognition unless the Corporation changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVPL:
•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

24
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Corporation may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by- investment basis.
All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVPL. This includes all derivative financial assets. On initial recognition, the Corporation may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
Financial liabilities are classified as measured at amortized cost or FVPL. A financial liability is classified as at FVPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition.

Presentation of investment in marketable securities

The Corporation’s strategy is to focus on long-term investments in public and private companies, on a global basis, through controlling or minority stakes. The Corporation classifies its investments between current and non-current assets based on liquidity of the financial instruments. Therefore, the investments in public companies equity instruments not subject to significant influence are presented as investments in marketable securities on the consolidated statement of financial position and the associated cash flows are presented as investing activities, unless those investments are considered held for trading.
Investments in marketable securities are considered held for trading when:

•	they are acquired or incurred principally for the purpose of selling them in the near term; or
•
on initial recognition, they are part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking.

The associated cash flows of investments in marketable securities that are held for trading are presented as operating activities in the statement of cash flows. Management designate investments in marketable securities as held for trading at initial recognition. All of the equity instruments that were held through Precog Capital Partners were considered held for trading.

25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Subsequent Measurement and Gains and Losses

Financial assets
Amortized cost	These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.
FVPL	These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.
Financial liabilities
Amortized cost
These liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

FVPL	These liabilities are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss.

Derecognition

The Corporation derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Corporation neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.
The Corporation derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Corporation also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

Impairment of Financial Assets (Including Receivables)

The Corporation recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Corporation expects to receive, discounted at an approximation of the original effective interest rate.
ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a “12-month ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a “lifetime ECL”).

26
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

For trade receivables, the Corporation applies a simplified approach in calculating ECLs. Therefore, the Corporation does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date.
The Corporation consider a financial asset to be in default when internal or external information indicates that the Corporation is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Corporation. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of funds in current operating bank accounts, term deposits and fixed income securities with an original term to maturity of three months or less. At December 31, 2023 and 2022, cash and cash equivalents consisted mainly of funds in current operating bank accounts.

VALUATION OF INVENTORIES

Inventories, which include raw and other packing materials, finished goods as well as work-in-progress, are measured at the lower of acquisition or production cost and net realizable value. Cost includes direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make a sale.

Given the different characteristics of inventories and production methods in place in its Bozzetto and Tufropes/Cortland businesses, different valuation methods are used in each of the segments. Inventories cost for Bozzetto is determined on the basis of the average cost method. Inventories cost for Cortland International is determined on First in First out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT (EXCEPT RIGHT-OF-USE ASSETS)

Property, Plant and Equipment are recorded at their cost of acquisition, net of refundable taxes or levies, less accumulated depreciation and impairment losses, if any. Acquisition cost includes direct costs of acquisition, including any directly attributable cost for bringing the asset to its working condition for its intended use, as well as estimated costs of dismantlement, land removal and/or restoration to be incurred as a result of contractual obligations requiring the asset to be returned to its original condition.

An item of Property, Plant and Equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of operations when the asset is derecognized.

The Corporation has adopted the cost model for the measurement of assets and subsequent recognition and assets are valued at their cost less accumulated depreciation and impairment losses, if any.

27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Depreciation on Property, Plant and Equipment

The Corporation recognizes depreciation on straight line basis for all property, plant and equipment, except land and construction in progress, on the basis of their estimated useful life.

The estimated useful lives of major assets classes are as follows:

Plant and Machinery	12 to 20 years
Buildings	25 to 40 years
Factory and office equipment	5 to 12 years

GOODWILL

Goodwill represents the excess of the cost of an acquisition over the fair value of the Aimia's share of the net identifiable assets of the acquired subsidiary at the date of acquisition and it is measured net of accumulated impairment losses. Goodwill is not amortized, but instead tested for impairment annually, or more frequently, should events or changes in circumstances indicate that the goodwill may be impaired.

Acquisitions

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value as are the identifiable net assets acquired, except for deferred tax assets or liabilities, which are recognized and measured in accordance with IAS 12 - Income Taxes. Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. Any goodwill that arises is tested annually for impairment. Any gain on bargain purchase is recognized in profit and loss immediately. Transaction costs, other than those associated with the issue of debt or equity securities incurred by Aimia in connection with a business combination are expensed as incurred.
Aimia elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

INTANGIBLE ASSETS

Trade Names

Trade names are considered long-lived assets with finite lives.

Trade names are recorded at cost less accumulated impairment losses and are amortized using the straight-line method over their estimated lives, typically 10 to 20 years.
The weighted-average remaining amortization period of trade names is 11.0 years as at December 31, 2023.

28
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Customer Relationships

Customer relationships are considered long-lived assets with finite lives.

Customer relationships are recorded at cost less accumulated impairment losses and are amortized using the straight- line method over their estimated lives, typically 15 to 20 years.
The weighted-average remaining amortization period of customer relationships is 17.3 years as at December 31, 2023. The amortization period reflects estimates based on historical attrition for similar customer relationships.

LEASES

For any new contracts entered into, the Corporation considers whether a contract is, or contains a lease. A lease is defined as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. To apply this definition, the Corporation assesses whether the contract meets three key evaluations which are whether:
•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Corporation;
•
the Corporation has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract; and

•	the Corporation has the right to direct the use of the identified asset throughout the period of use.

Right-of-use assets

At lease commencement date, the Corporation recognizes a right-of-use asset and a lease liability on the statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by the Corporation, an estimate of any costs to dismantle or restore the asset at the end of the lease, and any lease payments made in advance of the lease commencement date, net of any incentive received.
The Corporation depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the end of the lease term. The Corporation also assess the right-of-use asset for impairment when such indicators exist. Right-of-use assets are included in “Property, plant and equipment” in the consolidated statement of financial position.

Lease liabilities

At the commencement date, the Corporation measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the Corporation's incremental borrowing rate. The incremental borrowing rate is defined as the rate of interest that Aimia's subsidiary would have to pay to borrow, over a similar term and with similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

29
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Lease payments included in the measurement of the lease liability are made up of fixed payments (including payments that are, in substance, fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised. Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments. When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.
The Corporation has elected to account for short-term leases and leases of low-value assets using the practical expedients. As a result, instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The carrying amounts of Aimia's non-financial assets, which includes Aimia's equity-accounted investments, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable value of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the "cash-generating unit", or "CGU"). For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purposes.
Goodwill that forms part of the carrying amount of the investment in the jointly controlled entity accounted for using the equity method is not recognized separately, and therefore is not tested for impairment separately. Instead, the entire amount of the investment in the jointly controlled entity is tested for impairment as a single asset when there is objective evidence that the investment may be impaired.
An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in earnings. Impairment losses recognized in respect of CGUs that include goodwill are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis not beyond the highest of:

•	the fair value less costs of disposal; and
•	value in use of the individual asset, if determinable.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

30
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

EMPLOYEE FUTURE BENEFITS

Defined Contribution

Aimia, Bozzetto and Cortland International employees may participate in defined contribution pension plans, which provide pension benefits based on the accumulated contributions and fund earnings. A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in earnings in the periods during which services are rendered by employees.

Defined benefit plan
For defined benefit plans, the amount of benefit to be paid to the employee is quantifiable only after the termination of the employment relationship, and is linked to one or more factors such as age, years of service and compensation.

The Corporation uses independent actuarial services and the projected unit credit method to determine the present value of its defined benefit obligation and the related current and past service costs. The discount rates are determined by referring to the market yield at the fiscal year-end on high-quality corporate bonds issued in the currency in which the liability is expected to be paid and that have maturity dates approximating the terms of the plans. Remeasurements of defined benefit plans are recognized in other comprehensive income and reported in retained earnings in the periods in which they occur.

Short-Term Employee Benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.
A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Corporation has a present legal or constructive obligation to pay such an amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

Termination Benefits

Termination benefits are generally payable when employment is terminated before the normal retirement date or whenever an employee accepts voluntary separation in exchange for these benefits.
The Corporation recognizes termination benefits at the earlier of the following dates: (a) when the Corporation can no longer withdraw the offer of those benefits; and (b) when the entity recognizes costs for a restructuring that is within the scope of IAS 37 - Provisions, contingent liabilities and contingent assets, and involves the payment of termination benefits.

31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

PROVISIONS
The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period. A provision is recognized if, as a result of a past event, the Corporation has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. When the effect of the time value of money is material, provisions are determined by discounting the best estimate of expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.

SHARE CAPITAL

Common shares and preferred shares that are not redeemable or are redeemable only at the Corporation's option are classified as equity. Incremental costs directly attributable to the issuance of common and preferred shares and share options are recognized as a deduction from equity, net of any tax effects.
Dividends payable by Aimia to its common and preferred shareholders, which are determined at the discretion of the Board of Directors and in accordance with the terms of each series of preferred shares (Notes 18 & 21), are recorded when declared. Dividends on common and preferred shares are recognized as distributions within consolidated statement of changes in equity.
When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from share capital for the shares' assigned value, any excess being allocated to contributed surplus to the extent that contributed surplus was created by a net excess of proceeds over cost on cancellation or resale of shares of the same class, and any discount being assigned to contributed surplus. Repurchased shares are cancelled.

REVENUE FROM CONTRACTS WITH CUSTOMERS

The Corporation recognizes revenue when it transfers promised goods or services to a customer and the customer obtains control of those goods or services based on the following five-step model.
•	Step 1 - Identify the contract with a customer
•	Step 2 - Identify the performance obligations in the contract
•	Step 3 - Determine the transaction price
•	Step 4 - Allocate the transaction price to the performance obligations in the contract
•	Step 5 - Recognize revenue when the entity satisfies a performance obligation

Through its Bozzetto business, Aimia generates revenue from the sale of specialty chemicals products to its customers. Through its Cortland International business, Aimia generates revenue from the sale of ropes, netting and other products to its customers.

32
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Revenue is measured based on the transaction price, which is the consideration, adjusted for discounts and claims, if any, as specified in the contract with the customer. Revenue excludes taxes and duties collected from customers on behalf of the government.

Customer contracts typically include a single performance obligation. Revenue is recognized at a point in time upon the satisfaction of the performance obligation to the customer, which is when the control of the goods are transferred to the customer. For Bozzetto, the performance obligation is determined to have been satisfied and revenue is recognized upon delivery of the products, because the customer typically obtains control over the products upon delivery. For Cortland International, control is transferred either upon shipment of goods to the customer or when the goods are made available to the customer, provided that the transfer of title to the customer occurs and Cortland International has not retained any significant risks of ownership or future obligations with respect to the goods shipped.

The consideration is generally due upon satisfaction of performance obligations and a receivable is recognized when a customer's payment obligation becomes unconditional. The Corporation is not party to any contracts where the period between the transfer of the promised goods to the customer and payment by the customer exceeds one year. As a consequence, the Corporation does not adjust any of the transaction prices for the time value of money.

INCOME TAXES

Income tax expense includes current and deferred tax and is recognized in earnings except to the extent that it relates to a business combination, or to items recognized directly in equity or in other comprehensive income.
Current tax is the expected tax payable or recoverable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.
Aimia provides for deferred income taxes using the liability method of tax allocation. Under this method, deferred income tax assets and liabilities are determined based on deductible or taxable temporary differences between the financial statement carrying values and the tax base of assets and liabilities, using enacted or substantively enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

33
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

STOCK-BASED COMPENSATION PLANS
Deferred Share Unit Plan

The Deferred Share Unit Plan (the “DSU Plan”) was established as a means of compensating directors and designated employees of Aimia and of promoting share ownership and alignment with the shareholders' interests. Directors of Aimia are automatically eligible to participate in the DSU Plan while employees may be designated from time to time, at the sole discretion of the Board of Directors.

Vesting conditions may be attached to DSUs at the Board of Directors' discretion. DSUs granted to directors vest immediately. DSUs that were granted to executives as part of a special grant in 2020 vest over 6 years or immediately. Certain of these DSUs granted to executives also include performance-based vesting conditions (Aimia's share price trading at a weighted average of $6.00/share or higher over a consecutive 20 day trading period).

Upon termination of service, the DSU Plan participants are entitled to receive for each DSU credited to their account, a payment in cash equivalent to the value on the date of termination of service of an Aimia common share and accrued dividends from the time of grant.

DSUs are considered cash-settled awards. The fair value of DSUs, at the date of grant to DSU Plan participants, is recognized as compensation expense over the vesting period, with a credit to other non-current liabilities. In addition, the DSUs are fair valued at the end of every reporting period and at the settlement date. Any changes in the fair value of the liability are recognized as compensation expense in earnings.

Long-Term Incentive Plan

The Aimia Long-Term Incentive Plan (the “LTIP”) was established to provide an opportunity for officers, senior executives and other employees of Aimia and its subsidiaries to participate in the successful growth and development of Aimia. Stock options and/or performance share units (“PSUs”) may be granted to eligible employees. These grants are established on the basis of qualitative and quantitative criteria. All awards are made at the discretion of the Board of Directors and are subject to board approval, as are any performance vesting criteria and targets that apply to awards made. The maximum number of shares reserved and available for grant and issuance under the LTIP is limited to 16,381,000 common shares.

The vesting conditions of options and PSUs issued may include time and performance criteria, and are determined at the time of grant. In the case of options, the option term cannot exceed ten years, whereas the vesting period of PSUs shall end no later than December 31 of the calendar year which is three years after the calendar year in which the award is granted.

Stock options are considered equity-settled awards. The fair value of stock options, at the date of grant to the eligible employees, is recognized as compensation expense and a credit to contributed surplus over the applicable vesting period using the graded method of amortization. The cumulative expense for stock options at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately. When the stock options are

34
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

exercised, the Corporation issues new shares. The proceeds received, net of any directly attributable transaction costs together with the related portion previously recorded in contributed surplus, are credited to share capital.

PSUs are considered cash-settled awards as they have historically been settled in cash. The fair value of PSUs, at the date of grant to PSU participants, is recognized as compensation expense over the vesting period using the graded method of amortization, with a credit to other non-current liabilities. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Corporation’s common shares. In addition, PSUs are fair valued at the end of every reporting period. There were no outstanding PSUs as at December 31, 2023 and 2022.

EARNINGS PER COMMON SHARE

Earnings per common share are calculated by dividing the earnings attributable to common shareholders of the Corporation by the weighted average number of common shares outstanding for the period.

Diluted earnings per common share are determined using the treasury stock method to evaluate the dilutive effects of stock options, convertible instruments and equivalents, when applicable.

SEGMENT REPORTING

An operating segment is a component of the Corporation that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of Aimia's other segments. All operating segments' operating results are reviewed regularly by Aimia's Chief Executive Officer to make decisions about the allocation of resources to the respective segments and assess their individual performance.

Segment results that are reported to the Chief Executive Officer include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

CHANGES IN ACCOUNTING POLICIES

Adoption of revised accounting standards

The Corporation has adopted the following revised standards as detailed below:

Deferred taxes related to assets and liabilities arising from a single transaction (Amendments to IAS 12, IFRS 1)

The IASB issued 'Deferred taxes related to assets and liabilities arising from a single transaction (Amendments to IAS 12). The amendments require an entity to recognize deferred tax on certain transactions that give rise to equal amounts of taxable and deductible temporary differences on initial recognition. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The amendments did not have any impact on the consolidated statements of the Corporation.

35
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Accounting policy disclosures: Changes in estimates vs accounting policies (Amendments to IAS 1, IAS 8)

The IASB issued 'Definition of Accounting Estimates, which amended IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors'. The amendments introduced the definition of accounting estimates and included other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The amendments did not have any impact on the consolidated statements of the Corporation.

Change in presentation of consolidated statement of operations

The acquisitions of Bozzetto and Tufropes/Cortland (Notes 4 & 5) represent a significant change in the nature of the Corporation's operations. Following a review of its financial statements, the Corporation believes that a classification of its expenses by function instead of by nature is more aligned with the Corporation's current activities. As a result of this change, comparative information has been reclassified as follows:

	Year Ended December 31, 2022
	As originally presented	Change in classification	Restated
Statement of operations (extract)
Revenue from contracts with customers	$ 1.5	$ —	$ 1.5
Cost of sales	—	—	—
Gross Profit	1.5	—	1.5
Other Income from investments and operations
Net change in fair value of investments	(39.5)	—	(39.5)
Interest, dividend and other income	11.5	—	11.5
Share of net loss from equity-accounted investments	(27.5)	—	(27.5)
Gain on disposal of equity-accounted investments	530.5	—	530.5
	475.0	—	475.0
Operating expenses
Selling, general and administrative expenses	—	(20.7)	(20.7)
Compensation and benefits	(12.0)	12.0	—
Professional, advisory and service fees	(5.5)	5.5	—
Insurance, technology and other office expenses	(3.1)	3.1	—
Depreciation and amortization	(0.1)	0.1	—
Impairment charge	(11.4)	—	(11.4)
Earnings before the following items:	444.4	—	444.4
Financial expenses, net	(3.0)	—	(3.0)
Fair value gain on contingent consideration	1.0	—	1.0
Decrease in limited partners' capital liability	2.9	—	2.9
Earnings before income taxes	445.3	—	445.3

36
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Cost of sales

Presented in costs of sales include expenses related to cost of materials consumed, change in inventory of finished goods and work-in-progress, direct labor compensation and benefits, property, plant and equipment depreciation and amortization as well as other direct production costs. The amortization of the customer relationships and trade names intangible assets of Bozzetto and Cortland International is also included in costs of sales.

Selling, general and administrative expenses

Presented in selling, general and administrative include compensation and benefits expenses, freight costs, fees paid to distributors, professional, advisory and services fees as well as insurance, technology and other office expenses, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration. The amortization of the customer relationships of MIM is also included in selling, general and administrative expenses.

FUTURE ACCOUNTING CHANGES

The following standards and amendments have been published and their adoption is mandatory for future accounting periods.

Non-current liabilities with covenants (Amendments to IAS 1)

The IASB issued amendments ‘Non-current liabilities with covenants’ to IAS 1 ‘Presentation of financial statements’. The new amendments aim to improve the information an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within twelve months after the reporting period. The new amendments are effective for annual reporting periods beginning on or after January 1, 2024 and override the previous amendments. At this time, the Corporation does not anticipate that these changes will have a significant impact on its consolidated financial statements.

Lease liability in a sale and leaseback (Amendments to IFRS 16)

The IASB issued 'Lease liability in a sale and leaseback' (Amendments to IFRS 16). The amendments clarify how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The Corporation has not entered into a sale and leaseback transaction in the year ended December 31, 2023, and does not enter into these type of transaction on a regular basis. Therefore, management does not expect the amendments to have significant impact, if any, on its consolidated financial statements.

Amendments to IAS21 - Lack of exchangeability

The IASB amended IAS 21 'The Effects of Changes in Foreign Exchange Rates' to add requirements to help entities to determine whether a currency is exchangeable into another currency, and the spot exchange rate to use when it is not. These new requirements will apply from 2025, with early application permitted. At this time, management does not expect the amendments to have significant impact, if any, on its consolidated financial statements.

37
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

3.	SEGMENTED INFORMATION

As of December 31, 2023, Aimia, through its own operations and those of its subsidiaries, operates three reportable and operating segments, namely, Bozzetto, Cortland International and Holdings.

Following the Bozzetto, Tufropes and Cortland acquisitions and the decision to wind-down the operations of MIM starting April 14, 2023, the Corporation now reports the results of MIM, which were previously reported as a separate segment in the previous year, under the Holdings segment. As a result of those changes, the comparative information has been restated to conform with the new segmentation.

For each of the operating segments, the Corporation’s Group Chief Executive Officer (role currently held by the Executive Chairman) reviews internal management reports on a monthly basis. Accounting policies applied for the Bozzetto, Cortland International and Holdings segments are identical to those used for the purposes of the consolidated financial statements.

Bozzetto

The Bozzetto segment includes the results of Bozzetto from its acquisition on May 9, 2023 (Note 4) as well as other expenses that relate to its acquisition, including transaction costs, the Paladin option expense and the Paladin carried interest expense.

Cortland International

The Cortland International segment (previously reported under the Tufropes segment name) includes the results of Tufropes and Cortland from their respective acquisitions on March 17, 2023 and July 11, 2023 (Note 5) as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense and the Paladin carried interest expense.

Holdings

The Holdings segment includes Aimia's investments in Clear Media Limited, Kognitiv, TRADE X, MIM as well as minority investments in various public company securities and limited partnerships. Holdings also includes corporate operating costs, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration.

Prior to its disposal on July 15, 2022, the results associated with Aimia's 48.9% investment in PLM (Note 9) were included in the Holdings segment.

38
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

3.	SEGMENTED INFORMATION (continued)

	Years Ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Operating Segment	Bozzetto (b)		Cortland International (c)		Holdings		Eliminations		Total
Revenue from contracts with customers Cost of sales	192.1 (144.1)	— —	98.7 (81.2)	— —	0.4 —	1.5 —	— —	— —	291.2 (225.3)	1.5 —
Gross Profit	48.0	—	17.5	—	0.4	1.5	—	—	65.9	1.5
Other Income (loss) from investments
Net change in fair value of investments	—	—	0.3	—	(98.9)	(39.5)	—	—	(98.6)	(39.5)
Interest, dividend and other investment income	0.8	—	0.7	—	14.2	11.5	—	—	15.7	11.5
Share of net earnings (loss) from equity-accounted investments	0.8	—	—	—	(20.7)	(27.5)	—	—	(19.9)	(27.5)
Gain on disposal of equity-accounted investments	—	—	—	—	19.3	530.5	—	—	19.3	530.5
	1.6	—	1.0	—	(86.1)	475.0	—	—	(83.5)	475.0
Operating expenses
Selling, general and administrative expenses	(50.1)	—	(31.4)	—	(38.3) (e)	(20.7)	—	—	(119.8) (e)	(20.7)
Impairment charge	—	—	—	—	—	(11.4)	—	—	—	(11.4)
Earnings (loss) before the following items:	(0.5)	—	(12.9)	—	(124.0)	444.4	—	—	(137.4)	444.4
Financial income (expense), net	(12.5)	—	(3.2)	—	(1.8)	(3.0)	—	—	(17.5)	(3.0)
Income (expenses) related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants	(16.9)	—	(10.2)	—	1.9	1.0	—	—	(25.2)	1.0
Intercompany interest income (expense)	—	—	(8.1)	—	8.1	—	—	—	—	—
Decrease (increase) in limited partners' capital liability	—	—	—	—	(0.5)	2.9	—	—	(0.5)	2.9
Earnings (loss) before income taxes (a)	(29.9)	—	(34.4)	—	(116.3)	445.3	—	—	(180.6)	445.3
Total assets (d)	487.0	—	278.8	—	302.1	804.0	(104.3)	—	963.6	804.0

(a)
The reconciliation of the consolidated earnings (loss) before income taxes to the consolidated net earnings (loss) for the years ended December 31, 2023, and December 31, 2022, is presented in the consolidated statements of operations.

(b)
The Bozzetto segment includes results of Bozzetto since its acquisition date on May 9, 2023. The results for the period include transaction costs of $13.3 million presented in Selling, general and administrative expenses, a $12.6 million non-cash expense related to the Paladin Carried Interest in Bozzetto and a $4.3 million non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto.

(c)
The Cortland International segment includes results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively. The results for the period include transaction and transition costs of $15.2 million presented in Selling, general and administrative expenses, a $7.4 million non-cash expense related to the Paladin Carried Interest in Cortland International and a $2.8 million non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International.

(d)	Total assets of the Holdings segment includes a $104.3 million intercompany interest bearing loan to Cortland International.
(e)
Includes a depreciation and amortization expense of $1.1 million related to the accelerated depreciation of the MIM customer relationships intangible asset due to the decision to wind down the MIM operations.

39
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

3.	SEGMENTED INFORMATION (continued)

GEOGRAPHIC INFORMATION

Revenue by geographical location

	Years Ended December 31,
	2023	2022
Europe	136.9	—
Asia & Oceania	102.2	—
Americas	43.0	1.5
Africa/Middle East	9.1	—
Total revenue	291.2	1.5

Non-current assets

As at	December31,
	2023	2022
Europe	305.0	—
Asia & Oceania	211.7	—
Americas	48.4	34.0
Total	565.1	34.0

Non-current assets for this purpose include amounts relating to property, plant and equipment, intangible assets, goodwill and the tax deposit included in other non-current assets.

40
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO

On March 6, 2023, Aimia announced that it had signed a definitive agreement to acquire substantially all of the issued and outstanding shares of Giovanni Bozzetto S.p.A. ("Bozzetto") from Chequers Capital and other minority shareholders. Bozzetto is a provider of specialty chemicals, manufacturing proprietary chemicals to service its core textile, water solutions, and dispersion end markets.

The transaction closed on May 9, 2023. The purchase consideration for the 93.94% equity stake acquired by Aimia was approximately $257.8 million (€175.5 million) payable at closing in cash. Bozzetto’s executive management team purchased the remaining equity stake, representing 6.06%, for $16.6 million (€11.3 million). Pursuant to the terms and conditions of Bozzetto’s previous senior facilities agreement, the carrying out of the acquisition by the Corporation was determined to constitute a change of control of Bozzetto and, consequently, Bozzetto was required to repay to the lenders any outstanding amount of the loan granted under these senior facilities agreement. The repayment amounted to $83.9 million (€57.1 million) as of the acquisition date.

The Corporation financed the purchase consideration on the acquisition closing date as well as the transaction costs of $12.7 million (€8.6 million) and the repayment of Bozzetto’s previous senior debt using a combination of cash on hand and an amount drawn from a new financing at the subsidiary level in the amount of $139.5 million (€95.0 million). The transaction costs paid are recorded in selling, general and administrative expenses in the consolidated statements of operations. The use of Bozzetto's cash on hand as well as the excess funds resulting from the new financing, net of the repayment of the previous senior facilities, reduced the cash contribution required from both Aimia and Bozzetto's executive management team to purchase Bozzetto, which resulted in the reduction of the contribution from Bozzetto's executive management team (non-controlling interest) from $16.6 million to $13.3 million.

During the year ended December 31, 2023, the Corporation repurchased 0.16% of equity from a management team member, increasing its total equity stake to 94.1%.

Revenue and earnings before income taxes contribution

Results of Bozzetto since its acquisition by the Corporation are presented as a separate segment in Note 3.

Had Bozzetto been acquired from January 1, 2023, Bozzetto would have contributed revenue of $296.7 million. The loss before income taxes would have amounted to $25.2 million for the year ended December 31, 2023, which includes transaction costs related to the acquisition of the business and Starchem of $13.3 million, a $12.6 million non-cash expense related to the Paladin Carried Interest in Bozzetto, a $4.3 million non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto, $14.5 million of interest and other financial expenses as well as $6.3 million related to inventory step-up expense as a result of the purchase price allocation.

41
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO (continued)

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed. The final allocation was completed during the fourth quarter of 2023.

Purchase price	As initially reported	Adjustments	Final allocation
Total Consideration fair value to allocate	257.8	—	257.8
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	38.4	(1.2)	37.2
Restricted cash	1.8	—	1.8
Accounts receivable	77.7	(0.9)	76.8
Income tax receivable	0.7	1.2	1.9
Inventories	43.0	5.4	48.4
Prepaid expenses	1.5	(0.3)	1.2
Other current assets	2.6	(1.8)	0.8
Equity-accounted investments	3.4	0.1	3.5
Property, Plant and Equipment	69.7	16.1	85.8
Customer relationships	—	101.6	101.6
Trade names	—	45.4	45.4
Technology assets & other	—	3.7	3.7
Deferred tax assets	—	10.0	10.0
Other non-current assets	7.6	(6.4)	1.2
Accounts payable and accrued liabilities	(60.3)	1.1	(59.2)
Income tax payable	(3.5)	(0.2)	(3.7)
Lease liabilities	(6.9)	0.7	(6.2)
Current portion of long-term debt	(14.1)	1.2	(12.9)
Long-term debt	(69.2)	(1.1)	(70.3)
Other borrowings	—	(8.6)	(8.6)
Post-employment benefit plan	(10.9)	0.1	(10.8)
Deferred tax liabilities	—	(53.9)	(53.9)
Other non-current liabilities	(18.3)	16.7	(1.6)
Total identifiable net assets (liabilities)	63.2	128.9	192.1
Non-controlling interests (a)	(3.8)	(8.1)	(11.9)
Goodwill	198.4	(120.8)	77.6
Total	257.8	—	257.8
(a)	The Corporation has recorded the non-controlling interests based on 6.06% of the identifiable net assets.

42
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO (continued)

External financing - Senior Loans (Note 14)

Aimia completed the Bozzetto related financing at the subsidiary level in the amount of $139.5 million (€95.0 million) at closing. The interest rate on the new senior facilities is based on the Euribor 6 months ("E6M") plus a margin which can vary between 3.25% and 4.75% based on Bozzetto’s leverage ratio, as defined in the senior facilities agreement, and depending on how the facilities are drawn. The new financing was also subject to upfront financing fees of $6.8 million (€4.6 million) paid at closing, which were recorded as a reduction of the debt balance at inception and are amortized into earnings using the effective interest rate method. At closing of the acquisition, the cash proceeds drawn from this debt financing net of the financing costs were $132.7 million (€90.4 million). Other financing costs paid to third parties amounted to $1.3 million (€0.9 million) and were recorded as deferred financing costs.

Bozzetto management investment

Bozzetto's executive management invested in the new investment structure an amount initially representing a minority equity position of 6.06%. Included in the Bozzetto executive management share structure, is a class of shares, which will provide enhanced returns to their holders should the value of the business achieve specified valuation thresholds in an exit scenario. The minimum threshold for Bozzetto's management to earn enhanced returns in such exit scenario represents a multiple of invested capital of 1.8x. During the year ended December 31, 2023, the Corporation repurchased 0.16% of equity from a management team member, increasing its total equity stake to 94.1%.

Liquidity option
A put option has been granted to Bozzetto's management in order to enable them to sell a portion of their ownership to Aimia at each of the fifth, eighth and 11th anniversary of the transaction if no exit scenario has occurred by those dates. The purchase price to be paid by Aimia upon the exercise of the option will be based on the fair value of Bozzetto at that time and shall be payable in cash.
The redemption value of the ownership has therefore been accounted as a liability with the offset in Retained earnings (Deficit). The redemption value has been discounted using a discount rate of 8.1%. If the option ends up not being exercised, the amount presented as a liability will be reclassified back to Retained earnings (Deficit) in equity. At transaction date, a value of $6.9 million has been recorded for this liability and is presented in Other non-current liabilities. The exercise of this option by Bozzetto's management does not impact their entitlement to the enhanced returns described above. As of December 31, 2023, the liability amounted to $7.2 million (Note 17).

Agreements with Paladin
Paladin Private Equity LLC ("Paladin") collaborated with Aimia on this transaction. In connection thereto, upon closing of the transaction, Aimia and Paladin have entered into certain agreements on customary terms and conditions and providing for, among other things, minority governance rights, preferred return for Aimia, certain carry related rights to the benefit of Paladin, and an option for Paladin to acquire a minority equity position of Bozzetto within one year of closing.

43
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO (continued)

Option to acquire minority equity in Bozzetto

Within one year of closing, Paladin will have the option, through an investment fund to be established and managed by Paladin, to purchase a minimum of 10% and a maximum of 19.9% of Aimia's equity in Bozzetto at its fully-loaded cost (i.e. Aimia's invested capital inclusive of pro-rata share of all aggregate transaction costs) plus an 8% per annum cost of capital charge.
The Corporation has recognized a non-cash expense of $4.3 million in regard to this option based on the fair value of the option at issuance. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as non-controlling interest in the consolidated statement of equity. In the event that Paladin does not exercise its option, the carrying amount of the option will be reclassified from non-controlling interest to "Retained earnings (deficit)".

Carried Interest - Upon Crystallization

In the event that Aimia disposes of Bozzetto or a carried interest crystallization event occurs, for a period of 10 years after the closing date, Paladin will be entitled to certain carried interest distributions, in addition to any rights it would have under its equity ownership in the event that it exercised the Paladin Option described above. These distribution rights will commence only if and when Aimia has earned an 8% annual compound return on its investment. More specifically, in the event of a disposal or carried interest crystallization event, distribution of the proceeds attributable to Aimia and Paladin, which would be net of the Bozzetto's executive management enhanced returns described above, would be as follows:
i.	Aimia is entitled to receive its initial investment at its fully-loaded cost (inclusive of all aggregate transaction costs);
ii.	Next, Aimia is entitled to an 8% preferred return over its initial investments at its fully-loaded cost, compounded annually;
iii.	Next, Paladin would receive each additional dollar until it received 25% of the preferred return received by Aimia (under ii above);
iv.	Thereafter, any remaining funds shall accrue and be allocated 80% to Aimia and 20% to Paladin.

Carried Interest - Crystallization events

In each of year three to year five post-closing, Paladin shall have the right to require (during a specified period in each such year) that Aimia pay out Paladin’s carried interest. In such case, Aimia shall either pay out in cash Paladin's carried interest based on the fair value of Bozzetto at such date or choose to trigger a sale process, provided that such sale process results in a minimum proceeds of 1.5x of Aimia's invested capital. If the sale process does not result in a transaction generating proceeds of 1.5x of Aimia's invested capital, then Aimia shall have no obligation to pay out Paladin's carried interest or complete the sale process for such year. In each of year six to year ten post- closing, Paladin shall have the right to require the payout of its carried interest following the same procedure described above, except that there shall be no minimum multiple of Aimia's invested capital threshold.

In each of year three to ten, Aimia shall have the right (during a specified period in each such year) to crystallize Paladin's carried interest based on the fair value of Bozzetto at such date, subject to a minimum valuation of 1.5x of

44
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO (continued)

Aimia's invested capital. In such case, Paladin can choose to receive either i) cash or ii) ownership interest in Bozzetto, but in case of ii), only to the extent the issuance of such ownership interest does not result in Aimia holding less than 80.1% of all of the issued and outstanding common shares of Bozzetto. After year ten, in the event the carry calculation does not result in a payout per the thresholds described above, Paladin shall no longer be entitled to any carried interest.

Aimia has recognized a non-cash expense of $12.6 million related to the carried interest based on the fair value of the carried interest during the year ended December 31, 2023. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as other long-term liability in the consolidated statement of financial position. The fair value has been estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involves generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest. The valuation technique requires the use of certain key unobservable assumptions, which includes:
•	Volatility of 35%
•	Credit spread of 3.5%.
•	The estimated fair value of Bozzetto's equity as of December 31, 2023.

A change in +/- 5% of the volatility would have resulted in a change of $1.5 million / ($1.7) million in the fair value of the carried interest, while a change of +/- 5% in the estimated fair value of Bozzetto's equity as of December 31, 2023 would have resulted in a change of $0.6 million / ($0.6) million.

Advisory services

The Corporation has also entered into an advisory services agreement with Paladin whereas Paladin will provide advisory services, including identifying M&A opportunities, to Bozzetto. The fees for these advisory services are estimated to be approximately $0.5 million per year and will be subject to revision annually based on certain performance criteria.

In the event that Paladin exercises its option to acquire a minority equity position in Bozzetto, the advisory services fees will be reduced based on Paladin's ownership percentage in Bozzetto.

45
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

4.	ACQUISITION OF BOZZETTO (continued)

Subsequent Event - Acquisition of StarChem

On November 6, 2023, Aimia announced that its Bozzetto subsidiary had signed a definitive share purchase agreement to acquire 65% of StarChem. Aimia announced the closing of the transaction on January 3, 2024. The purchase price for the acquisition amounted to $24.1 million (US$18.2 million), with a potential earn-out of up to $12.1 million (US$9.1 million) based on EBITDA targets to be met over the next two years, subject to customary adjustments related to net debt and working capital at closing. Bozzetto incurred transaction costs of $1.0 million, of which $0.6 million were incurred in 2023. The purchase price was funded entirely from Bozzetto’s existing capex credit facility and Bozzetto’s cash on hand, with 90% of purchase price funded at closing and the remaining balance to be released upon the finalization of the adjustments related to net debt and working capital. The executive management team of StarChem, retains a collective minority stake of 35% in the company.

StarChem, headquartered in San Pedro Sula, Honduras, is a manufacturer of specialty chemical solutions used primarily in preparation, dyeing, and finishing processes by its large, multi-national textile industry customers. StarChem has two production facilities, Merril and StarChem Honduras. Bozzetto’s acquisition of StarChem will expand its geographical presence and advance Aimia’s stated plan to enter the Americas through mergers and acquisitions. A put option has been granted to Starchem's executive management in order to enable them to sell a portion of their ownership to Bozzetto at each of the fifth and 10th anniversary of the transaction. The purchase price to be paid by Bozzetto upon the exercise of the option will be based on the fair value of Starchem at that time (based on same formula than the 65% initial acquisition).

Given the timing of the closing of the acquisition of Starchem, the initial accounting for the business combination is incomplete at this time. As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was performed and is presented below. At this time, management is still reviewing the earn-out estimated fair value and impact it will have on its net consideration to allocate and, as such, has been excluded from the table below.

Purchase price
Base purchase price	24.1
Preliminary net debt and working capital adjustments	1.6
Net consideration to allocate	25.7
Provisional recognized amounts of identifiable assets acquired and liabilities assumed
Current Assets	33.3
Non-current Assets	1.7
Current Liabilities	(13.4)
Non-Current Liabilities	(0.6)
Total provisional identifiable net assets (liabilities)	21.0
Provisional non-controlling interests (a)	(7.3)
Provisional goodwill and intangible assets	12.0
Total	25.7

(a)	The Corporation has presented the provisional non-controlling interests based on 35% of the identifiable net assets.

46
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITIONS OF TUFROPES AND CORTLAND INDUSTRIAL
This note presents information about Aimia's acquisition of Tufropes on March 17, 2023 as well as the Corporation's subsequent acquisition, through Tufropes, of Cortland on July 11, 2023. Results of the combined businesses (which were rebranded as "Cortland International" during the year) are presented under the "Cortland International" segment (Note 3).

A)	ACQUISITION OF TUFROPES

On January 31, 2023, Aimia announced that it had signed definitive agreements to acquire all of the issued and outstanding shares of Tufropes Pvt Ltd. as well as substantially all the net assets of India Nets (together referred to as "Tufropes"). Tufropes is a global manufacturer of high-performance synthetic fiber ropes and netting solutions for the maritime sector as well as other diversified industrial end markets. Tufropes has a global sales network and five manufacturing facilities across India. The purchase price for the acquisition amounted to $257.0 million (₹15,280.0 million) on a cash-free and debt-free basis, and was subject to customary adjustments related to net debt and working capital at closing. The transaction closed on March 17, 2023, for a purchase consideration of $238.2 million, net of a favorable final working capital adjustment of $18.8 million. Aimia incurred transaction costs of $14.3 million in regard to this transaction, which includes due diligence, stamp duties and other Indian related transfer fees as well as success fees. Of this total, $2.1 million was incurred in the year ended December 31, 2022. The transaction costs are recorded in Selling, general and administrative expenses in the consolidated statements of operations.

47
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITION OF TUFROPES AND CORTLAND INDUSTRIAL (continued)

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed, and updated as of September 30, 2023. The final allocation was completed during the fourth quarter of 2023.

Purchase price	Updated estimate as of September 30, 2023	Adjustments	Final allocation
Base Consideration	257.0	—	257.0
Final working capital adjustment	(18.8)	—	(18.8)
Net consideration	238.2	—	238.2
Final cash and marketable securities acquired as well
as other net debt adjustment	16.3	—	16.3
Total Consideration fair value to allocate (a)	254.5	—	254.5
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	0.5	—	0.5
Investment in marketable securities	16.5	—	16.5
Accounts receivable	15.6	—	15.6
Income tax receivable	—	—	—
Inventories	12.4	—	12.4
Other current assets	0.5	—	0.5
Property, Plant and Equipment	48.2	7.7	55.9
Customer relationships	72.3	—	72.3
Trade names	8.1	—	8.1
Accounts payable and accrued liabilities	(2.1)	0.4	(1.7)
Income taxes payable	—	(0.6)	(0.6)
Customer deposits	(0.4)	0.4	—
Lease liabilities	—	(0.1)	(0.1)
Deferred tax liabilities	—	(12.2)	(12.2)
Other non-current liabilities	(1.4)	0.4	(1.0)
Total identifiable net assets (liabilities)	170.2	(4.0)	166.2
Goodwill	84.3	4.0	88.3
Total	254.5	—	254.5
(a)	During the third quarter of 2023, an amount of $1.6 million related to the finalization of the working capital and net debt adjustment was received.

48
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITION OF TUFROPES AND CORTLAND INDUSTRIAL (continued)
B)	ACQUISITION OF CORTLAND INDUSTRIAL

On July 11, 2023, Aimia, through Tufropes, acquired Cortland Industrial, LLC from Enerpac Tool Group Corp. for a base purchase price of $26.6 million (US$20.0 million) on a cash-free and debt-free basis. During the fourth quarter of 2023, an amount of $1.5 million related to the finalization of the working capital and net debt adjustment was received. Cortland is a global designer, manufacturer, and supplier of technologically advanced ropes, slings and tethers to the Aerospace & Defense, Marine, Renewables, and other diversified industrial end markets. The transaction represents a strategic step for Tufropes, and underscores Aimia’s stated plan to expand Tufropes’ global operations. The combined business now operates under the Cortland International name, while retaining both the Cortland and Tufropes brands for their respective product portfolios. The transaction combines two companies with distinct product and end market specializations.

The transaction was funded with cash on hand. The Corporation incurred transaction and transition costs of $3.0 million during the year ended December 31, 2023.

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed. The final allocation was completed during the fourth quarter of 2023.

Purchase price	As initially reported	Adjustments	Final allocation
Base consideration	26.6	—	26.6
Final working capital and net debt adjustment	—	(1.5)	(1.5)
Net consideration to allocate	26.6	(1.5)	25.1
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	—	—	—
Accounts receivable	6.3	—	6.3
Inventories	9.5	0.5	10.0
Prepaid expenses	0.1	—	0.1
Property, Plant and Equipment	6.1	5.6	11.7
Customer relationships	—	1.1	1.1
Trade names	—	1.3	1.3
Accounts payable and accrued liabilities	(2.9)	—	(2.9)
Lease liabilities	(4.0)	(0.9)	(4.9)
Total identifiable net assets (liabilities)	15.1	7.6	22.7
Goodwill	11.5	(9.1)	2.4
Total	26.6	(1.5)	25.1

49
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITION OF TUFROPES AND CORTLAND INDUSTRIAL (continued)
C)	AGREEMENTS WITH PALADIN

Paladin Private Equity LLC ("Paladin") collaborated with Aimia on these transactions. Concurrently with closing of the Tufropes acquisition, Aimia and Paladin entered into certain agreements providing for, among other things, governance rights, preferred return for Aimia, carry related rights to the benefit of Paladin, and an option for Paladin to acquire a minority equity position in Cortland International.

Option to acquire minority equity in Cortland International

Within one year of closing of the Tufropes acquisition, Paladin was granted the option, through an investment fund to be established and managed by Paladin, to purchase a minimum of 10% and a maximum of 19.9% of Cortland International's equity at its fully-loaded cost (i.e. Aimia's invested capital, net of debt, inclusive of pro-rata share of all aggregate transaction costs) plus an 8% per annum cost of capital charge.

The Corporation has recognized a non-cash expense of $2.8 million in regard to this option based on the fair value of the option at issuance. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as non-controlling interest in the consolidated statement of equity. In the event that Paladin does not exercise its option, the carrying amount of the option will be reclassified from non-controlling interest to "Retained earnings (deficit)". Concurrently with the closing of the Bozzetto acquisition on May 9, 2023 (Note 4), the period to exercise this option was extended to May 9, 2024.

Carried Interest - Upon Crystallization

In the event that Aimia disposes of Cortland International or a carried interest crystallization event occurs, for a period of 10 years after the closing date, Paladin will be entitled to certain carried interest distributions, in addition to any rights it would have under its equity ownership in the event that it exercised the Paladin Option described above.
These distribution rights will commence only if and when Aimia has earned an 8% annual compound return on its investment. More specifically, in the event of a disposal or carried interest crystallization event, distribution of the proceeds to Aimia and Paladin would be as follows:
v.	Aimia is entitled to receive its initial investment at its fully-loaded cost (inclusive of all aggregate transaction costs);
vi.	Next, Aimia is entitled to an 8% preferred return over its initial investments at its fully-loaded cost, compounded annually;
vii.	Next, Paladin would receive each additional dollar until it received 25% of the preferred return received by Aimia (under ii above);
viii.	Thereafter, any remaining funds shall accrue and be allocated 80% to Aimia and 20% to Paladin.
Carried Interest - Crystallization events

In each of year three to year five post-closing, Paladin shall have the right to require (during a specified period in each such year) that Aimia pay out Paladin’s carried interest. In such case, Aimia shall either pay out in cash Paladin's carried interest based on the fair value of Cortland International at such date or choose to trigger a sale process,

50
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITION OF TUFROPES AND CORTLAND INDUSTRIAL (continued)

provided that such sale process results in a minimum proceeds of 1.5x of Aimia's invested capital. If the sale process does not result in a transaction generating proceeds of 1.5x of Aimia's invested capital, then Aimia shall have no obligation to pay out Paladin's carried interest or complete the sale process for such year. In each of year six to year ten post-closing, Paladin shall have the right to require the payout of its carried interest following the same procedure described above, except that there shall be no minimum multiple of Aimia's invested capital threshold.

In each of year three to ten, Aimia shall have the right (during a specified period in each such year) to crystallize Paladin's carried interest based on the fair value of Cortland International at such date, subject to a minimum valuation of 1.5x of Aimia's invested capital. In such case, Paladin can choose to receive either i) cash; ii) common shares of Cortland International; or iii) a combination of both, but in case of ii) and iii), only to the extent the issuance of common shares does not result in Aimia holding less than 80.1% of all of the issued and outstanding common shares of Cortland International. After year ten, in the event the carry calculation does not result in a payout per the thresholds described above, Paladin shall no longer be entitled to any carried interest.

Aimia has recognized a non-cash expense of $7.4 million related to the carried interest based on the fair value of the carried interest during the year ended December 31, 2023. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as other long-term liability in the consolidated statement of financial position. The fair value has been estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involves generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest. The valuation technique requires the use of certain key unobservable assumptions, which includes:
•	Volatility of 36%
•	Credit spread of 11.1%.
•	The estimated fair value of Cortland International's equity as of December 31, 2023.

A change in +/- 5% of the volatility would have resulted in a change of $0.9 million / ($0.9) million in the fair value of the carried interest, while a change of +/- 5% in the estimated fair value of Cortland International's equity as of December 31, 2023 would have resulted in a change of $0.4 million / ($0.4) million.

Advisory services

The Corporation has also entered into an advisory services agreement with Paladin whereas Paladin will provide advisory services, including identifying M&A opportunities, to Cortland International. The fees for these advisory services represents 2% of Cortland International's Adjusted EBITDA on an annual basis for an initial period of six years. The advisory services agreement is subject to certain performance related criteria which may reduce or terminate the fees if minimum performance thresholds are not met.

In the event that Paladin exercises its option to acquire a minority equity position in Cortland International, the advisory services fees will be reduced based on Paladin's ownership percentage in Cortland International.

51
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

5.	ACQUISITION OF TUFROPES AND CORTLAND INDUSTRIAL (continued)
D)	REVENUES AND EARNINGS BEFORE INCOME TAXES

Combined results of Tufropes and Cortland since their acquisition by the Corporation are presented under the Cortland International segment in Note 3. The following table present the results for each business since their acquisitions.

	Year Ended December 31, 2023
	Tufropes(a)	Cortland (a)	Total
Revenue from contracts with customers	81.8	16.9	98.7
Cost of sales	(67.4)	(13.8)	(81.2)
Gross Profit	14.4	3.1	17.5
Other Income
Net change in fair value of investments	0.3	—	0.3
Interest, dividend and other investment income	0.7	—	0.7
	1.0	—	1.0
Operating expenses
Selling, general and administrative expenses	(25.7)	(5.7)	(31.4)
Loss before the following items:	(10.3)	(2.6)	(12.9)
Financial (expenses) income, net	(3.0)	(0.2)	(3.2)
Income (expenses) related to carried interest and call option	(10.2)	—	(10.2)
Intercompany interest income (expense)	(7.5)	(0.6)	(8.1)
Loss before income taxes	(31.0)	(3.4)	(34.4)

(a)	Includes results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively.

Pro forma results

Had Tufropes been acquired from January 1, 2023, Tufropes would have contributed revenue of $104.5 million. The loss before income taxes would have amounted to $28.5 million for the year ended December 31, 2023, which includes transaction costs of $12.2 million, a $7.4 million non-cash expense related to the Paladin Carried Interest in Cortland International, a $2.8 million non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International, a $9.3 million interest expense and a $3.0 million foreign exchange loss related to an intercompany loan, as well as executives search costs of $0.3 million.

Had Cortland been acquired from January 1, 2023, Cortland would have contributed revenues of $36.0 million. The loss before income taxes would have amounted to $4.6 million for the year ended December 31, 2023, which includes transaction and transition costs of $3.0 million and a $1.3 million interest expense.

52
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Hierarchy

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 - valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 - valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - valuation techniques with significant unobservable market inputs.

A financial instrument is classified at the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

53
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following table presents the fair value of the Corporation's investments and their fair value hierarchy classification.

December 31,			December 31,
	Hierarchy	2023	2022
Investment in marketable securities
Capital A
Capital A - Common shares	Level 1	25.5	21.4
Capital A - Redeemable convertible unsecured Islamic debt securities ("RCUIDS")	Level 1	—	8.4
Capital A - Warrants	Level 1	2.2	1.2
Cineplex	Level 1	—	5.7
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	16.2
Other - held through Tufropes	Level 2	0.1	—
Total	27.8		52.9
Investment in private companies and other financial
instruments
Clear Media Limited	Level 3	27.7	54.7
TRADE X
TRADE X - Preferred shares	Level 3	—	40.2
TRADE X - Convertible Note	Level 3	—	35.0
TRADE X - Warrants	Level 3	—	4.0
Kognitiv
Kognitiv - Convertible Note	Level 3	—	9.8
Kognitiv - Warrants	Level 3	0.6	—
Special purpose vehicles	Level 2	—	21.9
Investment funds	Level 2	5.5	4.8
Total	33.8		170.4

54
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The net change in fair value of investments for the years ended December 31, 2023 and 2022 is detailed below.

Years Ended December 31,
	Hierarchy	2023	2022
Realized fair value gain (loss)
Cineplex	Level 1	(2.0)	—
Kognitiv - Convertible Note	Level 3	(1.4)	—
Capital A - Common shares	Level 1	(0.5)	(0.6)
Capital A - RCUIDS	Level 1	1.8	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	(13.1)	(1.6)
Special purpose vehicles	Level 2	4.1	—
Net change in unrealized fair value
Clear Media	Level 3	(27.0)	(13.6)
Capital A
Capital A - Common shares	Level 1	5.6	(5.1)
Capital A - RCUIDS	Level 1	(0.2)	(0.6)
Capital A - Warrants	Level 1	1.0	(0.1)
TRADE X
TRADE X - Preferred shares	Level 3	(40.2)	(4.4)
TRADE X - Convertible Note	Level 3	(38.1)	0.4
TRADE X - Warrants	Level 3	(4.0)	4.0
Cineplex	Level 1	2.5	(3.9)
Kognitiv
Kognitiv - Convertible Note	Level 3	1.3	(1.3)
Kognitiv - Warrants	Level 3	(0.2)	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	12.6	(11.1)
Money Market Fund - held through Tufropes	Level 2	0.3	—
Special purpose vehicles	Level 2	(1.8)	(1.0)
Investment funds	Level 2	0.7	(0.6)
Net change in fair value of investments	(98.6)		(39.5)

55
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following table provides information about how the fair value of the investments in private companies and other financial instruments were derived.

December 31, 2023
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
		Discount rate	17.5% - 20%	+/- 1% = +/- $2.4MM
Clear Media Limited	Income Approach - Discounted cash flows	Long-term growth rate	3%	+/- 1% = +/- $1.4MM
		Discretionary cash flow
		Share price	$0.59
Kognitiv - Warrants	Market Approach - Black- Scholes option pricing model	Volatility	50%	Not significant
		Exercise price	$1.5
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

56
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

December 31, 2022
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
Clear Media Limited	Income & Market Approach - EBITDA multiple (adjusted for change in accounting pronouncements)	EBITDA multiple	8.0x - 8.5x	+/- 1.0x = +/- $7.1MM
		Return to historical profitability by	2025
		Discount rate	19% - 21%
TRADE X - Preferred shares	Market Approach - Combination of valuation techniques and inputs, including Preferred Shares Series A financing round, Revenue and EBITDA multiples.	EBITDA multiple	9.0x - 10.0x	A combined change in multiple of +/- 1.0x on EBITDA multiple and 0.1x on revenue multiple would have an impact of +/- $2.2MM
		Revenue multiple	0.5x
		Series A financing round enterprise value	US$285MM
TRADE X - Convertible Note	Market Approach - Coupled partial differential equations solved numerically using finite difference methods.	Conversion price (maturity)	US$108.40
		Qualified Financing conversion discount	27.5%
		Share price	US$91.60	+/- 10% = +/- $0.4MM
		Implied Credit Spread	41%	+/- 1% = +/- $0.1MM
		Volatility	60%	+ 5% = - $0.4MM - 5% = - $0.2MM
TRADE X - Warrants	Market Approach - Black- Scholes option pricing model	Share price	US$91.60	+/- 10% = +/- $0.4M
		Volatily	60%
		Exercise price	US$0.001
Kognitiv - Convertible Note	Market Approach - Coupled partial differential equations solved numerically using finite difference methods.	Conversion price (maturity)	US$4.00
		Qualified Financing conversion discount	20%
		Share price	US$0.74	+/- 10% = +/-$0.1MM
		Implied Credit Spread	22%	+/- 1% = +/- $0.2MM
		Volatility	74%	+/- 5% = +/- $0.1MM
Special purpose vehicles	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

57
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following table presents the change in Level 3 financial instruments.

Investments	Balance, December 31, 2022	New investments	Disposals/ Conversions	Net change in fair value	Interest income	Transfers in / out	Balance, December 31, 2023
Clear Media	54.7	—	—	(27.0)	—	—	27.7
TRADE X - Preferred Shares	40.2	—	—	(40.2)	—	—	—
TRADE X - Convertible Note	35.0	—	—	(38.1)	3.1	—	—
TRADE X - Warrants	4.0	—	—	(4.0)	—	—	—
Kognitiv - Convertible Note	9.8	—	(10.6)	(0.1)	0.9	—	—
Kognitiv - Warrants	—	—	0.8	(0.2)	—	—	0.6
Total	143.7	—	(9.8)	(109.6)	4.0	—	28.3

Investments	Balance, December 31, 2021	New investments	Disposals/ Conversions	Net change in fair value	Interest income	Transfers in / out	Balance, December 31, 2022
Clear Media	68.3	—	—	(13.6)	—	—	54.7
TRADE X - Preferred Shares	44.6	—	—	(4.4)	—	—	40.2
TRADE X - Convertible Note	32.0	—	—	0.4	2.6	—	35.0
TRADE X - Warrants	—	—	—	4.0	—	—	4.0
Kognitiv - Convertible Note	—	10.0	—	(1.3)	1.1	—	9.8
Total	144.9	10.0	—	(14.9)	3.7	—	143.7

58
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The table below provides additional details on the cash movements related to the following line items included in the consolidated statements of cash flows for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
INCLUDED IN OPERATING ACTIVITIES
Purchases of marketable securities held for trading
Marketable securities - held through Precog Capital Partners, L.P.	(0.9)	(8.0)
Total	(0.9)	(8.0)

Proceeds from disposal of marketable securities held for trading
Marketable securities - held through Precog Capital Partners, L.P.	13.8	8.6
Total	13.8	8.6
INCLUDED IN INVESTING ACTIVITIES	—	(10.0)
Purchase of investments in marketable securities, private companies and other financial instruments
Kognitiv - Convertible Note
Total	—	(10.0)
Proceeds from disposal of investments in marketable securities, private companies and other financial instruments
Capital A - Common shares	11.1	2.1
Money Market Fund - held through Tufropes	16.1	—
Cineplex	6.2	—
Total	33.4	2.1

Investments in equity instruments of Clear Media Limited

As of December 31, 2023, the fair value of the indirect investment in Clear Media Limited has been estimated at $27.7 million. Aimia recognized an unrealized fair value loss of $27.0 million during the year ended December 31, 2023, due to a slower than expected recovery of the business post-COVID-19 related lockdowns and the current economic weakness in China.

Investments in TRADE X

Preferred shares

Due to trade financing challenges previously disclosed and inability to adjust its operating model and reorganize its international auto trading business under Techlantic, starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice due to legal actions taken against the company by certain creditors. Since that date, the company has been liquidating its remaining inventory in TRADE X and Techlantic and sold its Wholesale Express subsidiary.

59
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

In light of these events and their impact on the operating cash flows of the company, the Corporation has assessed the fair value of its investment in the preferred shares of TRADE X as nil as of December 31, 2023.

Based on this assessment, the Corporation recorded an unrealized fair value loss of $40.2 million during the year ended December 31, 2023 for this investment.

Convertible note and warrants

In December 2021, Aimia invested $31.6 million (US$25.0 million) in a convertible note of TRADE X (the "Original Note"). The Original Note had an 8% interest bearing rate and, unless converted as a result of a qualified financing, was scheduled to mature 12 months after the closing date. At maturity, Aimia had the option to convert the Original Note and accrued interest into TRADE X preferred shares using the original issue price, which was based on the preferred shares series A financing round mentioned above, or have the Original Note and accrued interests paid in full. In December 2022, in connection with the upcoming maturity of the Original Note, Aimia and TRADE X negotiated an amended and restated secured convertible note ("A&R Note").

The A&R Note had an 8% interest bearing rate (until the interest peek date) and, given that it was not converted into equity as a result of a qualified financing, matured in December 2023. Given the events described above, Aimia did not convert the A&R Note and accrued interest into TRADE X preferred shares in order to keep his status as a creditor of the company.

Upon the sale of Wholesale Express, the Corporation could have been entitled to a partial repayment of the A&R Note depending on the proceeds generated from such sale. Based on the proceeds from the sale and the amount of secured debts outstanding that have priority over Aimia's A&R Note, the Corporation expects that the probability to receive any significant reimbursement of the A&R Note is remote at this time.

As of December 31, 2023, the fair value of the convertible note has therefore been estimated at nil. The Corporation has accrued interest of $3.1 million, as well as recorded an unrealized net fair value loss of $38.1 million during the year ended December 31, 2023 for this investment.

Concurrent with the execution of the A&R Note, TRADE X granted Aimia warrants to purchase common shares of TRADE X. Each warrant enables Aimia to purchase one common share of TRADE X at a purchase price of US$0.001 and exercisable for a period of 5 years from the date of their issuance. As of December 31, 2023, the fair value of the warrants has been estimated at nil given the reduced estimated fair value of the preferred shares as of December 31, 2023 as described above. As a result, Aimia recorded an unrealized net fair value loss of $4.0 million during the year ended December 31, 2023.

Bridge loan

During the second quarter of 2023, Aimia made a $2.7 million (US$2.0 million) bridge loan to TRADE X. The loan has a 12% interest rate, was subject to a 5% set-up fee and matures at the earlier of (i) one-year from the date of the loan; and (ii) the date the sale of Wholesale Express is consummated. The Corporation has accrued interest of $0.3 million during the year ended December 31, 2023. The bridge loan matured in January 2024 upon the sale of Wholesale Express. Given the events described above, Aimia considers that the bridge loan is credit impaired. The

60
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6. FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Corporation has therefore recorded an expected credit loss of $2.9 million in regards to this loan in Selling, general and administrative expenses.

Investment in Capital A Berhad

Common shares

During the year ended December 31, 2023, the Corporation sold 44,173,100 common shares of Capital A for total proceeds of $11.1 million (MYR 38.2 million), which resulted in a realized loss of $0.5 million.

In December 2023, Aimia converted all of its RCUIDS on a one-to-one basis for common shares of Capital A. At the conversion date, the value of the new common shares of Capital A was $10.1 million (MYR 34.6 million).

As of December 31, 2023, the fair value of the total investment remaining in common shares of Capital A was $25.5 million and Aimia recognized an unrealized fair value gain of $5.6 million during the year ended December 31, 2023, compared to an unrealized fair value loss of $5.1 million during the year ended December 31, 2022, for this investment.

During the year ended December 31, 2022, the Corporation sold 10,355,900 common shares of Capital A for total proceeds of $2.1 million (MYR 7.2 million), which resulted in a realized loss of $0.6 million.

RCUIDS and Warrants

As described above, in December 2023, Aimia converted all of its RCUIDS on a one-to-one basis for common shares of Capital A. This resulted in a realized gain of $1.8 million (MYR 7.6 million) on the settlement of the RCUIDS, as well an unrealized fair value loss of $0.2 million during the year ended December 31, 2023. Aimia also recorded dividend income of $0.5 million related to the RCUIDS during the year ended December 31, 2023.

As of December 31, 2023, the fair value of the warrants was $2.2 million and Aimia recognized an unrealized fair value gain of $1.0 million during the year ended December 31, 2023 for this investment.

Practice Note 17 ("PN 17")

As announced by Capital A in January 2022, Capital A continued to trigger the prescribed criteria pursuant to Paragraph 8.04 and Paragraphs 2.1(a) and 2.1(e) of PN17 of the Main Listing Requirements of Bursa Malaysia Securities Berhad (“Bursa Securities”). The company triggered the prescribed criteria given that (i) its December 31, 2020 audited financial statements included an unqualified audit opinion with material uncertainty relating to going concern from its external auditors, and (ii) Capital A's shareholders' equity on a consolidated basis was 25% or less of its share capital and such equity is less than MYR40.0 million based on the audited financial statements for the year ended December 31, 2020.

In the event Capital A fails to comply with any part of its obligations to regularize its condition within the timeframes permitted by Bursa Securities, Bursa Securities shall (i) suspend the trading of the company’s listed securities on the 6th market day after the date of notification of suspension by Bursa Securities; and (ii) de-list the company subject to

61
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

the company’s right to appeal against the de-listing which appeal by the company must be submitted to Bursa Securities within 5 market days from the date of notification of de-listing by Bursa Securities.

On January 19, 2024, Capital A announced that Bursa Securities had granted Capital A an extension of time up to June 30, 2024 to submit its regularization plan to the regulatory authorities. As of this date, Capital A is in the midst of formulating a regularization plan to address its financial condition. The regularization plan is not expected to result in a significant change in the business direction or policy of Capital A. Aimia is closely monitoring the developments.

Investment in equity instruments of Cineplex

During the year ended December 31, 2023, the Corporation disposed of 703,800 of its Cineplex common shares for total proceeds of $6.2 million, resulting in a realized loss of $2.0 million on this investment. The fair value of the investment in equity instruments of Cineplex was based on the quoted market value for its publicly traded equity securities.

During year ended December 31, 2023, Aimia recognized an unrealized fair value gain of $2.5 million for this investment.

Investment in secured subordinated convertible note of Kognitiv

In January 2022, Aimia invested an amount of $10.0 million in a secured subordinated convertible note of Kognitiv. The note had a 12% interest bearing rate (paid-in-kind) and, unless converted as a result of a qualified financing, would mature 18 months after the closing date.

During the third quarter of 2023, Kognitiv raised of $4.4 million of new capital by issuing new senior preferred shares and warrants. While this amount was not considered a qualified financing, Aimia along with certain other convertible note holders, chose to convert their note into the same series of securities issued at a 20% discount to the price at which such securities were issued. Aimia chose to convert $10.1 million of its $12.0 million amount outstanding at that date. For each share issued to Aimia as a result of that conversion, the Corporation also obtained 0.5 warrant. Each warrant enable the Corporation to purchase one senior preferred share at the value of the most recent financing round referred above. The warrants expire on August 31, 2028. At the conversion date, the fair value of the preferred shares and warrants issued was determined to be $8.2 million and $0.7 million, respectively.

For the remaining $1.9 million of convertible note not converted, the note was amended to extend the maturity to July 31, 2024 and increase the interest rate to 15%. During the three months ended December 31, 2023, Kognitiv raised an additional $4.0 million of new capital by issuing new senior preferred shares and warrants. Concurrently with this additional financing, Aimia chose to convert its remaining convertible note and accrued interest into the same series of securities issued at a 20% discount to the price at which such securities were issued. For this second conversion, the Corporation again obtained 0.5 warrant for each share issued. The warrants expire on November 30, 2028. At the conversion date, the fair value of the preferred shares and warrants issued was determined to be $1.6 million and
$0.1 million, respectively.

The value of the preferred shares issued upon those conversions was recorded as an increase in the carrying amount of Aimia's investment in Kognitiv (Note 9).

62
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Prior to its entire conversion in preferred shares and warrants of Kognitiv, the Corporation has accrued interest of $0.9 million on the convertible note during the year ended December 31, 2023. In addition, the Corporation has recorded a realized fair value loss of $1.4 million during the year ended December 31, 2023 upon the full conversion of the note mentioned above, as well as an unrealized fair value gain of $1.3 million during the year ended December 31, 2023 for this investment.

Investment in Precog Capital Partners L.P.

On June 1, 2021, the Corporation invested $25.0 million in Precog Capital Partners L.P. ("Precog"), an investment fund whose general partner is MIM, a wholly-owned subsidiary of the Corporation. As a result of this investment, Aimia concluded it had control over the investment fund per the definition of IFRS 10 and therefore consolidates the fund. Following the Corporation's decision to wind down the operations of MIM starting April 14, 2023, the Precog investment fund was wound down. As a result, Aimia, as well as other limited partners, were entitled to receive either i) a distribution in kind of the underlying marketable securities attributable to their investment in Precog; ii) cash (based on the proceeds from the sale of the fund's investments in marketable securities); or iii) a combination of both.

During the third quarter of 2023, Aimia received distribution in kind of the underlying securities attributable to its investment and subsequently sold substantially all of its portfolio for total proceeds of $12.0 million.

Aimia recognized a realized fair value loss of $13.1 million during the year ended December 31, 2023 as well as an unrealized fair value gain of $12.6 million during the same period, in regards to the equity instruments held through Precog.

Investments in Special Purpose Vehicles

Special Purpose Vehicle 1

Starting in 2020, the Corporation invested $6.5 million (US$5.0 million) into a special purpose vehicle created to pursue a leveraged buyout of a target company. Aimia had the option to purchase up to a total of 25% of the potential acquired company in the event the leveraged buyout is consummated. In January 2023, Aimia redeemed all of its investment in the special purpose vehicle for an amount of $6.3 million (US$4.7 million), resulting in a realized fair value loss of $0.4 million (US$0.3 million) during the first quarter ended March 31, 2023.

Aimia recognized an unrealized fair value gain of $0.4 million during the year ended December 31, 2023, compared to an unrealized fair value loss of $2.5 million during the year ended December 31, 2022, for this investment.

Special Purpose Vehicle 2

On November 9, 2021, Aimia invested $12.4 million (US$10.0 million) in a second special purpose vehicle which was created also to pursue a leverage buyout strategy. In November 2023, Aimia redeemed all of its investment in the special purpose vehicle for an amount of $18.2 million (US$13.3 million), resulting in a realized fair value gain of $4.5 million (US$3.3 million). On this amount, $17.3 million (US$12.6 million) was received during the fourth quarter of 2023, and the remaining balance, which was recorded in accounts receivable at December 31, 2023, will be received

63
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

upon the completion of the audit of the financial statements for the year ended December 31, 2023 of the special purpose vehicle.

Aimia recognized an unrealized fair value loss of $2.2 million during the year ended December 31, 2023, compared to an unrealized fair value gain of $1.5 million during the year ended and December 31, 2022, for this investment.

Financial assets and financial liabilities at amortized cost

The carrying amounts reported in the consolidated statement of financial position for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair values based on the immediate or short-term maturities of these financial instruments. The carrying amount of the long-term debt approximates its fair value based on the variable rate characteristic of the debt, which resets every six months, starting December 31, 2023.

64
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

7.	ACCOUNTS RECEIVABLE

As at	December 31,	December 31,
	2023	2022
Trade receivables	80.7	0.4
Sales tax receivable	8.1	—
Other receivables	2.3	0.3
Total	91.1	0.7

8.	INVENTORIES

As at	December 31,	December 31,
	2023	2022
Raw materials and supplies	29.8	—
Finished goods	26.6	—
Work in progress	4.8	—
Total	61.2	—

For the year ended December 31, 2023, write-downs of inventories recognized as expenses in cost of sales were insignificant (2022: nil).

A portion of the inventories held in Cortland International amounting to $10.1 million has been pledged against as security against a working capital credit facility. The credit facility was undrawn as of December 31, 2023 (Note 14).

65
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS

As at	December 31,	December 31,
	2023	2022
Kognitiv	7.8	18.7
Other investment in associates - held through Bozzetto	4.4	—
Total	12.2	18.7

Share of net earnings (loss) of equity-accounted investments	Years Ended December 31,
2023	2022
PLM Premier, S.A.P.I. de C.V. (a)	—	0.6
Kognitiv	(20.7)	(28.1)
Other investment in associates - held through Bozzetto	0.8	—
Total	(19.9)	(27.5)
(a)
The share of net earnings of PLM for year ended December 31, 2022, represents the share of the net earnings from PLM prior to the classification of the investment as asset held for sale on February 8, 2022. During the year ended December 31, 2022, Aimia received distributions from PLM of $2.9 million (US$2.3 million). Given the fact that the distributions were received when the investment was classified as an asset held for sale, the distributions were recognized in "Interest, dividend and other investment income" in the consolidated statement of operations.

INVESTMENT IN KOGNITIV
Presented below are the summarized statements of financial position and statements of operations for Kognitiv, excluding amounts relating to identifiable assets and goodwill recognized on the date of acquisition. The information reflects the amounts presented in the financial statements of Kognitiv adjusted for differences in accounting policies between the Corporation and Kognitiv.

Discontinued operations

Kognitiv’s core business is focused on advanced loyalty, data activation and partner collaboration. Travel and travel products are important in the context of loyalty, and as such, Kognitiv had travel capabilities and technology. As the company streamlined its operations around its core capabilities, it explored investment and partnership opportunities to optimize these alternative travel assets. During the year ended December 31, 2023, Kognitiv divested two of these businesses. The first one was disposed for a non-cash consideration, which includes potential future royalties should the divested business achieve certain gross revenue thresholds as well as a warrant to re-acquire a 45% equity stake in the divested business for a negligible exercise price.

Kognitiv completed the divestiture of its remaining business held for sale for a consideration that included $9.4 million in upfront proceeds (comprised of $7.8 million of base consideration as well as an earn-out of $1.6 million advanced at closing). Kognitiv is entitled to a potential earn-out should the divested business achieve additional recurring revenues over the next two years. The proceeds from the sale were used to repay certain debt obligations of the company.

66
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

The operations of the alternative assets divested are presented as discontinued operations in Kognitiv’s summarized statement of operations presented below.

2023 Financing

During the year ended December 31, 2023, Kognitiv raised $8.4 million of new capital by issuing new senior preferred shares and warrants, with each preferred share issued being accompanied by two or more warrants. Concurrently with this capital raise, $18.6 million of convertible notes were converted into the same senior preferred shares, of which $12.0 million was converted by Aimia. Refer to Note 6 for more details on this conversion by Aimia.

During the year ended December 31, 2023, Kognitiv also secured new short-term debt financing in the form of secured promissory notes, which included:

•	$13.7 million in the form of secured promissory notes from a U.S. institutional investor.

•
$5.0 million from Aimia under a first secured promissory note agreement (of which $2.0 million was previously advanced to Kognitiv as of December 31, 2022). Aimia was replaced by another institutional investor for this promissory note and thus was fully repaid in March 2023.

•	$4.5 million from Aimia under a second secured promissory note agreement.

An amount of $9.9 million of this new debt financing (including interest and other financing fees) was reimbursed during the year following the disposal of certain alternative assets of Kognitiv.

During the year ended December 31, 2023, Aimia advanced an additional $1.0 million to Kognitiv. Subsequent to December 31, 2023, Aimia advanced $0.5 million. As of this time, Aimia and Kognitiv are still negotiating terms of this $1.5 million advance.

Refer to Note 23 for additional details on the promissory note agreements Aimia entered into with Kognitiv.

67
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

Summarized balance sheet

As at	December 31,	December 31,
2023		2022
Cash and cash equivalents Other current assets	6.0 34.6	10.2 36.9
Total current assets Total non current assets	40.6 7.8	47.1 2.2
Total assets	48.4	49.3
Total current liabilities Total non-current liabilities	(85.7) (9.4)	(89.7) (3.0)
Total liabilities	(95.1)	(92.7)
Net assets (liabilities)	(46.7)	(43.4)

Summarized statement of operations

Years Ended December 31,
	2023	2022
Revenue (a) Cost of sale and operating expenses (a) Depreciation and amortization	47.1 (68.5) (0.2)	47.7 (87.4) (0.4)
Loss before net financial expense and income tax expense (a)	(21.6)	(40.1)
Net loss Other comprehensive income (loss)	(34.6) —	(47.3) (1.2)
Comprehensive loss	(34.6)	(48.5)
Included in Net loss: Net earnings (loss) from discontinued operations	(0.4)	(1.4)
(a)	Revenue, cost of sale and operating expenses and loss before net financial expense and income tax expense for the years ended December 31, 2023 and 2022 are presented on a continuing operations basis.

68
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

Reconciliation of summarized financial information to the carrying amount and Aimia's share of net earnings

Years Ended December 31,
	2023	2022
Kognitiv net assets, beginning of year	(43.4)	3.2
Net loss for the year	(34.6)	(47.3)
Other comprehensive income (loss)	—	(1.2)
Issuance of shares/warrants and conversion of convertible notes	19.9	—
Share-based compensation	0.3	2.0
Other equity movements	(1.3)	(0.1)
Adjustment for intangibles and goodwill recognized on acquisition related to business disposal	12.4	—
Kognitiv net assets, end of year	(46.7)	(43.4)
Interest in Kognitiv @ 48.5% (2022: 48.8%)	(22.6)	(21.2)
Cumulative undeclared dividends on preferred shares not owned by Aimia	(7.3)	(5.5)
Share of equity movements not impacting equity pick-up	(2.7)	(2.6)
Share of net book value of intangibles assets and goodwill recognized on acquisition	40.4	48.0
Carrying value, end of year	7.8	18.7

Years Ended December 31,
	2023	2022
Net loss	(34.6)	(47.3)
Share of net loss of Kognitiv	(16.8)	(23.2)
Amortization expense related to identifiable assets recognized on acquisition	(1.6)	(1.7)
Cumulative undeclared dividends on preferred shares not owned by Aimia	(1.8)	(2.4)
Loss resulting from equity transactions (shares/warrants issuance and convertible notes conversion)	(0.5)	—
Impairment charge related to identifiable assets recognized on acquisition	—	(0.8)
Aimia's share of Kognitiv net loss	(20.7)	(28.1)

Impairment test

During the year ended December 31, 2023, the continued operating losses of Kognitiv and associated cash outflows, were considered to be an indication that Kognitiv's carrying amount might have been impaired.

The recoverable value was determined using a market approach consisting of a multiple of trailing twelve months revenue from continuing operations.

69
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

The key assumption for the market approach was as follows:

•	Trailing twelve months revenue from continuing operations multiple of 1.7x.

The multiple selected was taken from a list of comparable companies offering loyalty and marketing services and is comparable with the revenue multiple implied from the disposal of Kognitiv's subsidiaries during the year. Based on the results of the impairment test, the carrying amount of the investment in Kognitiv was determined to be lower than its recoverable value, and therefore no impairment was recorded.

Sensitivity

If the trailing twelve months average revenue multiple applied to Kognitiv's revenues for the year ended December 31, 2023, would be below 1.25x, the recoverable value of the investment in Kognitiv would have been determined to be lower than its carrying amount at December 31, 2023.

70
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

INVESTMENT IN PLM PREMIER, S.A.P.I. DE C.V.

On February 8, 2022, Aimia announced that it had entered into a binding letter of intent (the “Binding LOI”) with PLM and Grupo Aeromexico, S.A.B. de C.V. and Aerovías de México, S.A. de C.V. (collectively, “Aeromexico”) to divest the company’s 48.9% equity stake in PLM upon which PLM would become a wholly-owned subsidiary of Aeromexico.

The Mexican antitrust authorities “COFECE” approved the proposed transaction on June 16, 2022. On June 30, Aimia confirmed the execution of the Definitive Agreement in connection with the previously announced PLM transaction, subject to the satisfaction of certain closing conditions. Upon the satisfaction of the closing conditions, Aimia completed the divestiture of its investment in PLM on July 15, 2022.

At the closing of the transaction, Aimia received $536.9 million (US$410.1 million) in net cash proceeds, which was subject to certain adjustments to be made pursuant to the Definitive Agreement. As a result of these adjustments, Aimia received an additional $4.5 million (US$3.5 million) in net cash proceeds in September 2022.

In addition, an earn-out in an amount of $36.4 million (US$27.5 million), is payable to Aimia in cash should the PLM loyalty program achieve 100% of targeted annual gross billings amounts in either of the years 2022, 2023 or 2024 (the "earn-out years"). The earn-out that could be payable to Aimia is subject to an adjustment based on the actual gross billings achieved by PLM compared to the target and could vary from $16.6 million (US$12.5 million) based on 97.5% of the target, up to $49.7 million (US$37.5 million) based on 115% of the target. Aimia is only entitled to receive an earn-out amount once in respect of the earn-out years and, accordingly, to the extent that PLM’s annual gross billings for any of the earn-out years are equal to or more than 97.5% of the target, Aimia shall receive such earn-out amount for that earn-out year. Once an earn-out amount is received, Aimia will not be entitled to receive an additional earn-out amount in respect of any subsequent earn-out year. On July 15, 2022, using an expected value approach based on probability assigned to various annual gross billings scenarios and a discount rate based on the estimated credit risk of the counterparty, the fair value of the earn-out receivable was estimated at $11.0 million (US$8.4 million). Based on the carrying value of PLM as of July 15, 2022, Aimia recognized a gain net of tax on divestiture of approximately $530.5 million in the year ended December 31, 2022, including the reclassification to net earnings of $32.4 million of cumulative translation adjustments ("CTA") related to the PLM investment, based on the calculation below.

The Corporation was informed by PLM that the company had achieved 99.4% of the targeted annual gross billings amount for the year ended December 31, 2023, and thus, that Aimia would be entitled to an earn-out. As of December 31, 2023, the fair value of the earn-out has been estimated at $31.9 million (US$24.1 million), which resulted in a gain of $19.3 million during the year ended December 31, 2023 presented in "Gain on disposal of equity- accounted investments" in the consolidated statement of operations. The estimated earn-out is still subject to the finalization of the audit of PLM's financial statements. Aimia expects to receive payment of the earn-out before the end of the second quarter in 2024 and has therefore presented the earn-out in other current assets on the consolidated statement of financial position.

71
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

9.	EQUITY-ACCOUNTED INVESTMENTS (continued)

Consideration associated with the PLM divestiture
Net consideration	541.4
Earn-out recognized at fair-value at closing	11.0
Transaction costs	(4.4)
Consideration relating to the divestiture of PLM	548.0
Carrying value of PLM	(49.9)
Gain before reclassification to net earnings of cumulative translation adjustments	498.1
Reclassification to net earnings of cumulative translation adjustments	32.4
Gain on the divestiture of PLM	530.5

As part of the PLM divestiture, the Corporation agreed to provide indemnification to PLM and Aeromexico in the event that PLM and Aeromexico suffer losses resulting from the default or breach by the Corporation of its obligations under the Definitive Agreement. Please refer to Note 20 for more information on these indemnification clauses.

OTHER INVESTMENTS IN ASSOCIATES - HELD THROUGH BOZZETTO

During the year ended December 31, 2023, Aimia recognized an amount of $0.8 million, representing its share of net earnings of the other investments in associates held through Bozzetto.

72
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

10.	PROPERTY, PLANT AND EQUIPMENT

Land	Plant and machinery	Factory, office and other buildings	Right-of-use assets	Construction in progress	Total
Year ended December 31, 2022
Opening net carrying amount	—	—	—	—	—	—
Closing net carrying amount	—	—	—	—	—	—
At December 31, 2022
Cost	—	—	—	—	—	—
Less: accumulated depreciation	—	—	—	—	—	—
Less: accumulated impairment charges	—	—	—	—	—	—
Closing Net carrying amount	—	—	—	—	—	—
Year ended December 31, 2023
Opening net carrying amount	—	—	—	—	—	—
Additions	—	3.1	0.4	2.1	4.2	9.8
Additions through business acquisitions (Notes 4 & 5)	21.2	79.6	33.8	14.4	4.4	153.4
Reclassifications	—	1.8	0.2	—	(2.0)	—
Depreciation expense (a)	—	(6.5)	(1.7)	(2.2)	—	(10.4)
Exchange differences and other	(0.4)	(1.6)	(0.7)	(0.2)	(0.4)	(3.3)
Closing net carrying amount	20.8	76.4	32.0	14.1	6.2	149.5
At December 31, 2023
Cost	20.8	82.8	33.7	16.2	6.2	159.7
Less: accumulated depreciation	—	(6.4)	(1.7)	(2.1)	—	(10.2)
Less: accumulated impairment charges	—	—	—	—	—	—
Closing Net carrying amount	20.8	76.4	32.0	14.1	6.2	149.5

(a)	Depreciation expense is included in cost of sales in the consolidated statement of operations (Note 26A).

RIGHT-OF-USE ASSETS

The carrying amount of right-of-use assets included in property, plant and equipment by type is as follows:

Land	Plant and machinery	Factory, office and other buildings	Total
December 31, 2022	—	—	—	—
December 31, 2023	3.1	2.7	8.3	14.1

73
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

11.	GOODWILL AND INTANGIBLE ASSETS
Year ended December 31, 2022	Customer relationships	Trade names	Other intangibles	Total intangible assets	Goodwill
Year ended December 31, 2022
Opening net carrying amount	1.1	—	—	1.1	11.0
Amortization expense (a)	(0.1)	—	—	(0.1)	—
Impairment charges	—	—	—	—	(11.4)
Exchange differences and other	0.1	—	—	0.1	0.4
Closing net carrying amount	1.1	—	—	1.1	—
At December 31, 2022
Cost	1.7	—	—	1.7	11.4
Less: accumulated amortization	(0.6)	—	—	(0.6)	—
Less: accumulated impairment charges	—	—	—	—	(11.4)
Closing Net carrying amount	1.1	—	—	1.1	—
Year ended December 31, 2023
Opening net carrying amount	1.1	—	—	1.1	—
Additions	—	—	1.4	1.4	—
Additions through business acquisitions (Notes 4 & 5)	175.0	54.8	3.7	233.5	168.3
Amortization expense (a)(b)	(8.3)	(3.3)	(0.9)	(12.5)	—
Impairment charges	—	—	—	—	—
Exchange differences and other	(4.2)	(0.6)	—	(4.8)	(4.3)
Closing net carrying amount	163.6	50.9	4.2	218.7	164.0
At December 31, 2023
Cost	170.8	54.2	5.1	230.1	164.0
Less: accumulated amortization	(7.2)	(3.3)	(0.9)	(11.4)	—
Closing Net carrying amount	163.6	50.9	4.2	218.7	164.0

(a)	Amortization expense for the Holdings segment is included in selling, general and administrative expenses in the consolidated statement of operations (Note 26A).
(b)	Amortization expenses for the Bozzetto and the Cortland International segments are included in cost of sales in the consolidated statement of operations (Note 26A).

74
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

11.	GOODWILL AND INTANGIBLE ASSETS (continued)

IMPAIRMENT OF NON-FINANCIAL ASSETS

Goodwill

For the purpose of impairment testing, goodwill is allocated to Aimia's operating businesses which represent the lowest level within Aimia at which goodwill is monitored for internal management purposes, and is aligned with Aimia's operating segments.

Impairment test 2023

At December 31, 2023, the carrying amount of goodwill allocated by cash-generating unit (''CGU'') or group of CGUs as well as the terminal growth rate and discount rate applied in the discounting of future cash flows were as follows:

CGU or Group of CGUs	Operating Segment	Carrying amount of goodwill at December 31, 2023	Discounted Free Cash Flow Assumptions
			Terminal Growth Rate	Discount Rate
Bozzetto group of CGUs	Bozzetto	77.4	2%	11.4%
Cortland International group of CGUs	Cortland International	86.6	3%	13.8%
Total goodwill		164.0

The recoverable amounts of Aimia's cash-generating units for the year ended December 31, 2023 were based on a fair value less costs of disposal calculation. The valuation technique is classified as level 3 in accordance with the fair value hierarchy described in Note 6.

Fair value less costs of disposal was determined by using an average of the discounted future cash flows generated from the continuing use of the units and a market approach derived using a multiplication of earnings. The calculation of the discounted future cash flows was based on the following key assumptions:

•	Cash flows were projected based on past experience, actual operating results, and on the financial long- range plan prepared by management.

•
Other key assumptions applied in the discounting of future cash flows include a terminal growth rate and discount rate. Rates were applied to each group of CGUs based on the economic indicators and specific risks related to the respective businesses within these CGUs.

The key assumptions for the market approach include:

•
Adjusted EBITDA projected on the basis of past experience, actual operating results and the long range plan. Adjusted EBITDA is a non-GAAP measure and represents earnings (losses) before income taxes adjusted to exclude depreciation, amortization, impairment charges related to non-financial assets, other

75
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

11.	GOODWILL AND INTANGIBLE ASSETS (continued)

investment income, financial expense, income/expenses related to call option and carried interest as well as share-based compensation.

•	Multipliers were determined on the basis of the transaction multiple for these acquisitions during the year and publicly available information of comparable companies.

Based on the results of the impairment tests conducted in 2023, the carrying amounts of the Bozzetto and Cortland International group of CGUs were determined to be lower than their recoverable amounts and thus, no impairment was recognized.

Sensitivity

Based on the inputs described above, the break-even discount rate for the Bozzetto and Cortland International group of CGUs were 12.8% and 16.0%, respectively.

Impairment test 2022

Following the PLM transaction, Aimia's Holdings cash generating unit was mostly composed either of assets for which the carrying amounts are equal to their fair values or financial instruments measured at fair value. As a result, the carrying amount of the Holdings CGU (including goodwill) was determined to be higher than its recoverable amount and therefore, an impairment of $11.4 million was recorded during the year ended December 31, 2022. No goodwill remains allocated to Aimia's Holdings CGU after this impairment.

76
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

12.	OTHER NON-CURRENT ASSETS

As at	December 31,	December 31,
	2023	2022
Tax deposit (Note 20)	32.9	32.9
Contingent consideration (earn-out) receivable (Note 9)	—	11.9
Other investment income receivable	4.2	3.7
Loan receivable from a related party (Note 23)	—	1.4
Prepayments	—	0.6
Other	1.5	—
Total	38.6	50.5
13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As at	December 31,	December 31,
	2023	2022
Trade payables	51.2	—
Non-trade payables and other accrued expenses	13.5	4.0
Employee compensation and benefits accruals (excluding share-based compensation)	8.4	3.3
Sales tax payable	1.1	—
Share-based compensation liability - current portion	1.5	—
Total	75.7	7.3

77
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

14.	LONG-TERM DEBT

BOZZETTO

Senior loans

Amounts available and drawn under the Bozzetto credit facilities as of December 31, 2023 are as follows:

Available EUR	Drawn EUR	Drawn CAD	Maturity
Facility A (a)(f)	47.5	47.5	69.6	May 2028
Facility B (b)(f)	47.5	47.5	69.6	May 2029
Capex A (c)(f)	12.5	9.0	13.2	May 2028
Capex B (d)(f)	12.5	9.0	13.2	May 2029
Revolver (e)(f)	10.0	—	—	May 2028
Unamortized transaction costs	—	(5.2)	(7.6)
Total long-term debt	130.0	107.8	158.0
Less: current portion		(5.6)	(8.3)
Long-term debt		102.2	149.7

(a)
Facility A currently bears interest at 8.135%, being the E6M reference rate of 3.885% plus a margin of 4.25%. Facility A is subject to semi annual principal repayment starting June 2024 and semi-annual interest payments.

(b)
Facility B currently bears interest at 8.635%, being the E6M reference rate of 3.885% plus a margin of 4.75%. Facility B is subject to full principal repayment at the termination date in May 2029 and semi-annual interest payments.

(c)
Capex A currently bears interest at 8.135%, being the E6M reference rate of 3.885% plus a margin of 4.25%, and is subject to semi annual principal repayment starting December 2024 and semi-annual interest payments. The undrawn portion of the Capex A is subject to a commitment fee of 1.4875%, based on 35% of the 4.25% margin, payable semi-annually.

(d)
Capex B currently bears interest at 8.635%, being the E6M reference rate of 3.885% plus a margin of 4.75%. Capex B is subject to full principal repayment at the termination date in May 2029 and semi-annual interest payments. The undrawn portion of the Capex B is subject to a commitment fee of 1.6625%, based on 35% of the 4.75% margin, payable semi annually.

(e)	If drawn, the Revolver will be subject to interest rates aligned with Facility A. The Revolver is currently subject to a commitment fee of 1.4875%, payable semi-annually.
(f)
Each of the Facilities and Revolver are also subject to annual mandatory prepayments based on Bozzetto's excess cash flow and leverage ratio, as defined in the senior facility agreements, starting in December 2024.

Subsequent to December 31, 2023, Bozzetto cancelled the unused available commitment under each of the Capex A and Capex B facilities amounting to €3.5 million and €3.5 million, respectively.

78
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

14.	LONG-TERM DEBT (continued)

Under the terms of the senior facilities agreement, Bozzetto is subject to the satisfaction of a leverage ratio, which is measured on a quarterly basis starting on March 31, 2024. The leverage ratio is defined as the ratio of total net debt at the end of the relevant period over the trailing twelve months EBITDA, as defined in the senior facilities agreement.

Bozzetto has pledged the entire corporate capital of Sapphire Srl, Giovanni Bozzetto S.p.A., BGB Giovanni Bozzetto S.A.U. and Asutex S.A.U. as security for these credit facilities.

Derivatives

As per conditions of the external financing agreement that required Bozzetto to hedge a minimum of 50% of its Facility A and B notional, Bozzetto entered into hedging derivatives agreements. These derivatives are as follows:

•	From draw date to June 2025: Interest rate swap with 0% floor (pay fixed - 3.715%; receive variable - E6M) covering €75.0 million of drawn amount.
•	From July 2025 to June 2026: Interest rate cap of the E6M at 3.5% covering €45.0 million of drawn amount.

As of December 31, 2023, the interest rate swap derivative had a negative fair value of $1.1 million and the interest rate cap derivative had a positive fair value of $0.4 million.

Other borrowings

As of December 31, 2023, Bozzetto had other current and non-current borrowings amounting to $6.0 million and $2.5 million, respectively.

CORTLAND INTERNATIONAL

Credit facilities

At December 31, 2023, certain subsidiaries of Cortland International (namely, Tufropes Private Limited and Tufnets Private Limited) had committed credit facilities with variable interest rates, when drawn, amounting to $18.3 million. (₹1,150.0 million). These subsidiaries have pledged the totality of their current assets as well as up to 60% of certain buildings as security for these facilities. As of December 31, 2023, the credit facilities were undrawn.

79
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

15.	LEASE LIABILITIES

As at December 31, 2023, the undiscounted future lease liabilities payments are as follows:
Carrying amount	Interest portion	Undiscounted cash flows
			Total	2024	2025	2026	2027	2028	Thereafter
Lease liabilities	11.4	2.1	13.5	3.5	3.3	2.3	1.6	1.3	1.5
Current portion	2.9
Long-term portion	8.5

Expenses from leases in the statement of operations	Years Ended December 31,
	2023	2022
Interest expense on lease liabilities	0.4	—
Expenses for variable lease payments not included in the measurement of lease liabilities	0.5	—
Expense for short-term leases and leases for low-value assets	0.4	0.2
Total	1.3	0.2

16.	INCOME TAXES

Income Tax Expense

Income tax expense (recovery) from continuing operations for the year is as follows:

Years Ended December 31,
	2023	2022
Current tax expense
Current Part VI.1 tax expense for the year	5.1	5.1
Current tax expense for the year	6.5	0.1
Total current tax expense	11.6	5.2
Deferred tax expense (recovery)	(3.6)	—
Origination and reversal of temporary differences
Total deferred tax expense (recovery)	(3.6)	—
Income tax expense	8.0	5.2

80
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

16.	INCOME TAXES (continued)

Income taxes included in the statement of earnings differ from the statutory rate as follows:

	Years Ended December 31,
	2023		2022
	%	$	%	$
Reconciliation of statutory tax rate
Income tax expense (recovery) at Canadian statutory tax rate:	26.50	(47.9)	26.50	118.0
Adjusted for the effect of:
Temporary differences for which no deferred income tax asset has been recorded	(17.76)	32.1	2.21	9.8
Temporary differences - other	1.33	(2.4)	—	—
Permanent differences - other	(13.51)	24.4	3.15	14.0
Permanent differences - divestiture of equity-accounted investment	1.28	(2.3)	(22.64)	(100.8)
Foreign operations - subject to different tax rates	(0.11)	0.2	(9.21)	(41.0)
Prior year adjustments	—	—	0.02	0.1
Part VI.1 tax, net of deduction Part 1 tax recovery	(2.16)	3.9	1.14	5.1
Income tax expense (recovery) as reported in the consolidated statements of operations and effective tax rate	(4.43)	8.0	1.17	5.2

The Corporation's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Corporation operates.

Deferred income tax assets and liabilities

At December 31, 2023, no deferred tax assets were recognized for temporary differences of $91.4 million (2022 $70.7 million) related to investments in subsidiaries because Aimia controls whether the assets will be utilized and it is satisfied that it will not be utilized in the foreseeable future.

81
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

16.	INCOME TAXES (continued)

The amounts recognized in the consolidated balance sheet consist of:
As at	December 31,	December 31,
	2023	2022
Deferred tax assets
- to be recovered within 12 months	0.4	—
- to be recovered after 12 months	8.4	—
	8.8	—
Deferred tax liabilities
- to be settled within 12 months	(2.6)	—
- to be settled after 12 months	(57.7)	—
	(60.3)	—
Net recognized deferred income tax liabilities	(51.5)	—

Movements in temporary differences during the year ended December 31, 2023 were as follows:

	Balance at December 31, 2022	Recognized in Earnings	Recognized in OCI	Recognized in CTA	Business acquisitions	Balance at December 31, 2023

Deferred tax assets (liabilities)
Losses available for carryforward	—	1.3	—	—	—	1.3
Deferred transaction costs	—	0.6	—	—	—	0.6
Other deferred tax assets	—	1.7	0.3	(0.1)	8.8	10.7
Customer relationships and trade names	—	1.8	—	0.6	(45.0)	(42.6)
Property, Plant and Equipment	—	0.2	—	0.2	(12.0)	(11.6)
Deferred tax liabilities on disposal of equity-accounted investment in PLM	—	(2.6)	—	—	—	(2.6)
Other deferred tax liabilities	—	0.6	—	—	(7.9)	(7.3)
Total recognized deferred income tax assets (liabilities)	—	3.6	0.3	0.7	(56.1)	(51.5)

82
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

16.	INCOME TAXES (continued)

Operating tax losses

At December 31, 2023, Aimia had the following operating tax losses available for carryforward, for which the deferred tax benefit has not been recorded in the accounts as it was not considered probable that taxable profits would be available against which deferred tax assets could be utilized. These operating tax losses may be used to reduce taxable income in future years:

Country		Carryforward period
(i) Canada
losses available for carryforward	0.2	2028
	0.6	2036
	3.7	2038
	65.2	2039
	21.7	2040
	31.6	2041
	19.3	2042
	38.5	2043
	180.8

(ii) United States
losses available for carryforward	2.6	2028
	10.6	2029
	32.3	2030
	24.3	2032
	36.3	2033
	10.4	2034
	15.9	2035
	13.7	2036
	9.9	2037
	82.8	Indefinite with limitations on usage
	238.8

Capital tax losses
At December 31, 2023, Aimia had Canadian capital tax losses of $281.8 million and Indian capital tax losses of $4.1 million, for which the deferred tax benefit has not been recorded in the consolidated financial statements, which may be used to reduce taxable capital income in future years.

83
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

17.	OTHER NON-CURRENT LIABILITIES
As at	December 31,	December 31,
	2023	2022
Carried interest (Notes 4 & 5)	20.0	—
Provision for post-employment benefits	11.6	—
Aimia warrants (Note 18)	8.6	—
Share-based compensation	7.8	10.5
Liability related to put options granted to non-controlling interests (Note 4)	7.2	—
Litigation provision (Note 20)	4.0	4.0
Other non-current borrowings	2.5	—
Contingent consideration - Business acquisition (MIM)	0.9	2.4
Deferred compensation - Business acquisition (MIM)	0.1	0.7
Other	2.3	—
Total	65.0	17.6

PROVISION FOR POST-EMPLOYMENT BENEFITS

Bozzetto has certain post-employment defined benefits pension obligations and regulatory employee leaving indemnity schemes. These plans and schemes are completely unfunded.
The amounts recognized in the statement of financial position and the movements in the net defined benefit obligation over the year are as follows:

	Years Ended December 31,
	2023	2022
Opening balance	—	—
Current service cost	0.3	—
Past service costs	—	—
Interest expense	0.3	—
Total amount recognized in the statement of operations	0.6	—
Remeasurements
(Gain) loss from change in demographic assumptions	—	—
(Gain) loss from change in financial assumptions	0.8	—
Experience losses	—	—
Total amount recognized in other comprehensive income	0.8	—
Assumed liability related to business acquisition (Note 4)	10.8	—
Benefits paid	(0.5)	—
Exchange differences	(0.1)	—
Closing balance	11.6	—

84
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

17.	OTHER NON-CURRENT LIABILITIES (continued)

The actuarial assumptions and the sensitivity analysis for the main plans (representing 85% of the total liability) are presented below:

Actuarial assumptions and sensibility analysis
	2023	2022
Actuarial assumptions
Discount rate	3%	N/A
Rate of compensation increase	2.5%	N/A
Inflation rate	2.25%	N/A
Average percentage of personal leave	0% (employees over age 50)	N/A
Mortality table	RICHTTAFELN 2018 G	N/A
Average duration of the defined benefits obligation	14.7	N/A
Sensitivity analysis
Sensitivity impact - Discount rate +0.5%	(0.7)	N/A
Sensitivity impact - Discount rate -0.5%	0.7	N/A

85
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK

A)	CAPITAL STOCK

Authorized:

An unlimited number of common shares, voting, no par value;

An unlimited number of preferred shares, non-voting, non-participating, issuable in series, no par value. In the event that Aimia has not paid the dividends accrued and payable for any eight quarters, whether or not consecutive and whether or not such dividends have been declared, the holders of preferred shares become entitled to receive notice of and to attend meetings of the shareholders of the Corporation, other than meetings at which only holders of another specified class or series are entitled to vote, and to vote together with all other shareholders of the Corporation entitled to vote at such meetings on the basis of one vote for each preferred share.

COMMON SHARES:
Issued and outstanding	December 31, 2023		December 31, 2022
	Number of shares	$	Number of shares	$
Opening balance (a)	84,164,614	4.4	92,488,212	4.8
Common shares issued - Private placement	10,475,000	21.4	—	—
Shares repurchased under the normal course issuer bid program	—	—	(8,323,598)	(0.4)
Closing balance (a)	94,639,614	25.8	84,164,614	4.4

(a)	The common shares issued include 1.6 million shares subject to forfeiture and/or clawback clauses that have been issued and deposited in escrow.

Private placement

On October 21, 2023, Aimia announced the closing of a Private Placement by strategic investors of 10,475,000 common shares together with 10,475,000 common share purchase warrants for total gross proceeds of $32.5 million, of which $23.4 million was allocated to the common shares and $9.1 million to the warrants.

The issue price of each common share and accompanying warrant was $3.10, with a $3.70 warrant exercise price. The warrants are subject to customary anti-dilution provisions, are exercisable immediately and expire five years from the date of issuance. The warrants include a cashless exercise option for the holders and, as such, the warrants do not meet the 'fixed for fixed' requirement under IAS 32. Therefore, the warrants are classified as a liability (Note 17) and are measured at fair value through profit and loss at each reporting period. The initial fair value of the warrants was estimated using a binomial option pricing model and the residual amount was allocated to the common shares.

Aimia incurred transaction costs of $2.7 million in connection with this private placement, of which $2.0 million was allocated to the common shares and recognized in equity, with the remaining $0.7 million being allocated to the warrants and recorded in Selling, general and administrative expenses in the consolidated statements of operations.

86
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK (continued)

The common shares issued on closing of the Private Placement and the common shares issuable on exercise of the warrants are subject to a six-month lock-up period from the date of closing of the Private Placement, with customary carve-outs including the ability to tender to a bona fide takeover bid.

Normal course issuer bid

On June 17, 2021, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,349,638 of its issued and outstanding common shares under a normal course issuer bid ("NCIB") during the period from June 21, 2021 to no later than June 20, 2022 (the "2021-2022 NCIB"). During the year ended December 31, 2022, Aimia repurchased, under the 2021-2022 NCIB, 543,276 common shares for a total consideration of $2.6 million. Share capital was reduced by a negligible amount and the remaining $2.6 million was accounted for as a reduction of contributed surplus.
On June 17, 2022, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,780,322 of its issued and outstanding common shares under a normal course issuer bid during the period from June 21, 2022 to no later than June 20, 2023 (the "2022-2023 NCIB"). During the year ended December 31, 2022, Aimia repurchased, under the 2022-2023 NCIB, 7,780,322 common shares for a total consideration of $33.9 million. Share capital was reduced by $0.4 million and the remaining $33.5 million was accounted for as a reduction of contributed surplus.

Escrow shares and contingent shares

The consideration paid for the acquisition of Mittleman Investment Management, LLC, in June 2020 included up to 2.7 million common shares that could be issued to the sellers subject to achievement of certain earn-out and performance related targets. Of those 2.7 million common shares, 1.6 million were subject to forfeiture and/or clawback clauses, and have already been issued and deposited in escrow (the "escrow shares"). The remaining common shares could be issued upon achieving the performance related targets (the "contingent shares").

The performance related target that could still be achieved consists of Aimia's share price trading at a weighted average of $6.00/share or higher over a consecutive 20 day trading period prior to the fourth anniversary of the closing of the transaction in June 2024. If the performance threshold is not achieved prior to that date, a certain portion of the escrow shares will be forfeited based on Aimia's share price at such date and the contingent shares will not be issued. As of December 31, 2023, 485,053 escrow shares issued have already been clawed back by the Corporation and will not be released (Note 23).

87
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK (continued)

PREFERRED SHARES:

Issued and outstanding	December 31, 2023		December 31, 2022
	Number of shares	$	Number of shares	$
Opening balance	9,438,403	231.1	9,438,403	231.1
Closing balance	9,438,403	231.1	9,438,403	231.1
Represented by:
Preferred Shares, Series 1	5,083,140	124.4	5,083,140	124.4
Preferred Shares, Series 3	4,355,263	106.7	4,355,263	106.7

Preferred shares, Series 1

As of December 31, 2023, there are 5,083,140 issued and outstanding Series 1 Preferred Shares, all of which are listed on the Toronto Stock Exchange. The holders of the Series 1 Shares are entitled to receive quarterly fixed, cumulative, preferential cash dividends, as and when declared by the Corporation's Board of Directors, subject to compliance with the provisions of the Canada Business Corporations Act. The annual dividend rate of the Series 1 Preferred Shares for the five-year period from and including March 31, 2020 up to but excluding March 31, 2025 is 4.802%, being 3.75% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares.

Preferred shares, Series 3 and Series 4

As of December 31, 2023, there are 4,355,263 issued and outstanding Series 3 Preferred Shares, all of which are listed on the Toronto Stock Exchange. The holders of the Series 3 Shares are entitled to receive quarterly fixed, cumulative, preferential cash dividends, as and when declared by the Corporation's Board of Directors, subject to compliance with the provisions of the Canada Business Corporations Act. The annual dividend rate for the five-year period from and including March 31, 2019 up to but excluding March 31, 2024 is 6.01%, being 4.20% over the five- year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 3 Preferred Shares.

On February 22, 2024, Aimia announced that it would not be exercising its right to redeem all or part of the Series 3 Preferred Shares on March 31, 2024. As a result and subject to certain conditions, the holders of the Series 3 Preferred Shares had the right, at their option, to convert their shares into Cumulative Redeemable Floating Rate First Preferred Shares, Series 4 (the “Series 4 Shares”), subject to certain conditions. On March 22, 2024, Aimia announced that 2,706,112 of its 4,355,263 currently outstanding Series 3 Shares were tendered for conversion, on a one-for-one basis, into Series 4 Shares after having taken into account all election notices following the March 18, 2024 conversion deadline. As a result, on April 1, 2024, the Corporation will have 1,649,151 Series 3 Shares issued and outstanding and 2,706,112 Series 4 Shares issued and outstanding.

With respect to the Series 3 Shares outstanding on or after April 1, 2024, the annual dividend rate for the five-year period from and including March 31, 2024 up to but excluding March 31, 2029 will be 7.773%, being 4.20% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and

88
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK (continued)

conditions attaching to the Series 3 Shares. With respect to the Series 4 Shares outstanding on or after April 1, 2024, the dividend rate for the floating rate period from and including March 31, 2024 to, but excluding, June 30, 2024 will be 9.181%, being equal to the three-month Government of Canada Treasury Bill yield plus 4.20% per annum, calculated on the basis of the actual number of days in such quarterly period divided by 365, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 4 Shares (the “Floating Quarterly Dividend Rate”). The Floating Quarterly Dividend Rate will be reset every quarter.

B)	STOCK-BASED COMPENSATION AND OTHER PERFORMANCE AWARDS

The total stock-based compensation and other performance awards expense for the years ended December 31, 2023 and 2022 was as follows:

Years Ended December 31,
	2023	2022
Stock options compensation	0.1	—
DSU compensation	(0.3)	(2.4)
Total stock-based compensation	(0.2)	(2.4)

Aimia Long-Term Incentive Plan

The number of Aimia stock options granted to employees during the year, the related compensation expense recorded, and the assumptions used to determine stock-based compensation expense, using the binomial options pricing model, were as follows:

	Years Ended December 31,
	2023	2022
Compensation expense relating to the options granted (millions)	$0.1	$—
Number of stock options granted	1,027,529	—
Weighted average fair value per option granted ($)	$1.06	N/A
Aggregate fair value of options granted (millions)	$1.1	$—

Weighted average assumptions:
Share price	$3.04	N/A
Exercise price	$3.04	N/A
Risk-free interest rate	3.49%	N/A
Expected volatility	34.95% %	N/A
Dividend yield	—%	N/A
Expected option life (years)	4.5	N/A
Vesting conditions - time (years)	3.1	N/A

89
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK (continued)

A summary of stock option activity related to the employees participating in the Aimia Long-Term Incentive Plan is as follows:

2023			2022
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding - Beginning of year	75,142	3.25	96,349	5.46
Granted	1,027,529	3.04	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	(21,207)	13.30
Options outstanding - end of year	1,102,671	3.05	75,142	3.25
Options exercisable - end of year	75,142	3.25	56,355	3.25

The details of options outstanding and exercisable at December 31, 2023 are as follows:
Options Outstanding			Options Exercisable
Year granted	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Expiration Date
2019	75,142	3.25	75,142	3.25	2026
2023	1,027,529	3.04	—	3.04	2030
	1,102,671	3.05	75,142	3.25

Aimia Deferred Share Unit Plan

The details of Aimia's DSUs described in Note 2 are as follows:
	DSU
December 31,	2023	2022
Number of units outstanding - beginning of year	3,552,309	4,158,534
Units granted during the year	257,583	227,108
Units forfeited during the year	(45,695)	(833,333)
Units settled during the year	(315,647)	—
Number of units outstanding - end of year	3,448,550	3,552,309
Weighted average fair value per unit on date of grant ($)	$3.32	$4.33

The DSUs granted to directors are not subject to vesting conditions. During the year ended December 31, 2020, a special grant of 3.8 million DSUs were issued to executives and had the following characteristics:

•	516,667 were not subject to vesting conditions;

90
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

18.	CAPITAL STOCK (continued)

•
600,000 are subject to performance vesting conditions (Aimia's share price trading at a weighted average of $6.00/share or higher over a consecutive 20 day trading period). If the performance condition is met, the DSUs are vesting in equal parts at each grant anniversary over the next 6 years;

•	2,683,333 vesting in equal parts at each grant anniversary over 5 or 6 years. 833,333 of those DSUs were forfeited during the year ended December 31, 2022.

DSUs are payable only upon termination of service. At December 31, 2023, the intrinsic value of vested DSUs amounted to $6.7 million (2022: $6.9 million).

19.	COMMITMENTS

As at December 31, 2023, the non-cancellable estimated future minimum payments under various contractual obligations were not significant.

91
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

20.	CONTINGENT LIABILITIES
GUARANTEES AND INDEMNIFICATIONS

Aimia has agreed to indemnify its directors and officers, and the directors and officers of its subsidiaries, to the extent permitted under corporate law, against costs and damages incurred as a result of lawsuits or any other judicial, administrative or investigative proceeding in which said directors or officers are sued as a result of their services. The directors and officers are covered by directors’ and officers’ liability insurance.

In limited circumstances, Aimia may provide guarantees and/or indemnifications to third parties and/or employees to support the performance obligations of its subsidiaries under commercial and/or employment contracts or in regards to representations and warranties made by Aimia when Aimia disposed of businesses and other assets. No amount has been recorded in these financial statements with respect to the indemnification and guarantee agreements.

Aeroplan transaction

On January 10, 2019, Aimia completed the sale of Aeroplan Inc. (formerly known as Aimia Canada Inc.), the owner and operator of the Aeroplan loyalty program, to Air Canada, pursuant to the share purchase agreement entered into (the "SPA").

In addition to customary transactional indemnity clauses, Aimia had agreed to indemnify Air Canada for income tax payments that may arise after the closing date relating to pre-closing tax periods for Aeroplan Inc. This included the income tax audit conducted by the CRA regarding certain Aeroplan income tax matters dating back to 2013 (the "2013 CRA audit"). In regards to this tax payment indemnification clause, $100.0 million of the purchase proceeds were deposited in a separate interest-bearing account jointly controlled by Aimia and Air Canada pending the conclusion of the 2013 CRA audit.

Since the transaction close, Aimia received notices of reassessment from the CRA and Revenu Québec for the 2012 through 2017 taxation years and notices of assessment for the 2018 and 2019 taxation years. Aimia has funded the amounts due upon receipt of the assessments from the restricted cash account. The remaining restricted cash account balance of $66.9 million was released to Aimia in July 2020 in accordance with the terms of the SPA between Aimia and Air Canada.

Aimia, in conjunction with Aeroplan Inc., has initiated the process to vigorously contest these matters. Based on external advice it has received, the Corporation believes that it is more likely than not that Aeroplan Inc. will prevail in the recourse procedures available to taxpayers in these situations, which could eventually lead to a court contestation. Based on this assessment, Aimia did not record any income tax expenses related to discontinued operations in its financial statements and presents the amount funded in other non-current assets (Note 12). Should Aeroplan Inc. be successful in its recourse procedures, the $32.9 million remitted to the CRA and Revenu Québec from the original $100.0 million restricted cash account would be returned to Aimia.

92
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

20.	CONTINGENT LIABILITIES (continued)

PLM Transaction

As part of the PLM divestiture, the Corporation agreed to provide indemnification to PLM and Aeromexico in the event that PLM and Aeromexico suffer losses resulting from the default or breach by the Corporation of its obligations under the Definitive Agreement. The maximum potential future payments that the Corporation could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Corporation’s consolidated financial position, net income or cash flows.

In addition, Aimia and PLM and Aeromexico have agreed to share certain potential additional Mexican income and withholding tax liabilities that could result solely from this transaction. If any additional Mexican income and withholding tax liabilities are to be assessed by the Mexican tax authorities (the "Liability"), Aimia would assume and shall be solely responsible for the first US$27.5 million of Liability, PLM and Aeromexico would assume and be jointly and severally responsible for the next US$27.5 million and, for any amount above such US$55.0 million of the Liability, the Liability shall be assumed and shared equally between the parties, whereby Aimia shall be responsible for 50% of such Liability and PLM and Aeromexico shall assume and are jointly and severally responsible for the other 50% of such Liability. Aimia’s responsibility and obligation to pay its share of the Liability is limited to US$50.0 million and will not extend beyond five years from the date of filing before the tax authorities of the annual income tax return of PLM containing the tax liability resulting from this transaction, subject to statute of limitation extension by the tax authorities whereby the indemnification term would be extended until the expiration of such statute of limitations. No amount has been recorded in these financial statements with respect to this clause.

CLASS ACTIONS

Class actions seeking reimbursement of fuel surcharges, airport improvement fees and passenger charges

Following the completion of the sale of the Aeroplan Program and related assets on January 10, 2019, Aimia will bear 50% of the liability and costs, if any, associated with these class action proceedings against Aeroplan Inc., up to a cap of $25.0 million for Aimia, after which Air Canada is solely responsible.

Management believes that Aeroplan Inc. has a strong defense to these class actions and believes that it is more likely than not that its position will ultimately be sustained; therefore, no amount was recorded in the Corporation's consolidated financial statements as at December 31, 2023 and December 31, 2022.

93
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

20.	CONTINGENT LIABILITIES (continued)
OTHER CLAIMS, LITIGATION AND LEGAL PROCEEDINGS

Claim from former executive

On November 12, 2020, a former executive of the Corporation filed a statement of claim with the Ontario Superior Court against Aimia seeking, among other remedies, an aggregate of at least $9.0 million in compensatory and punitive damages for breach of contract and wrongful dismissal. Aimia has filed a statement of defense and counterclaim in January 2021. The counterclaim against the plaintiff seeks damages on the basis of the plaintiff’s breach of his employment contract. The parties have exchanged productions and conducted examinations for discovery. During the year ended December 31, 2022, the Corporation has recorded a provision of $4.0 million for this claim. The provision has been recorded in Selling, general and administrative expenses in the consolidated statements of operations and is presented in Other non-current liabilities in the consolidated statements of financial position (Note 17).

The Corporation is actively contesting this claim.

Actions against alleged joint actors

On April 12, 2023, Aimia commenced an action against Christopher Mittleman before the Ontario Superior Court. Aimia alleged that Christopher Mittleman communicated with various Aimia shareholders relating to the acquisition and voting of Aimia shares. The Corporation subsequently amended its claim to name Mithaq Capital SPC (“Mithaq”) and Milkwood Capital (UK) Ltd. (“Milkwood”) as defendants. Aimia alleged, among other things, that Mithaq, Milkwood and Mr. Mittleman engaged in an undisclosed campaign to acquire Aimia shares in an effort to reconstitute Aimia’s board and alter its business strategy. Mr. Mittleman, Milkwood, and Mithaq each commenced counterclaims against Aimia. Aimia’s action and the defendants’ counterclaims were scheduled to be heard at a trial on January 8, 2024.

Additionally, on April 27, 2023, Mithaq commenced an application against Aimia before the Ontario Superior Court, seeking a review of the proxies cast at Aimia’s April 18, 2023 annual general meeting of shareholders (the “AGM”) and additional unspecified “ancillary relief”. On October 5, 2023, Mithaq brought a motion seeking a declaration that none of Aimia’s directors were elected at the AGM and an order calling a special meeting of Aimia shareholders.
Mithaq’s motion was scheduled to be heard at the January 8, 2024 trial of Aimia’s action and the defendants’ counterclaims.

On December 29, 2023, Aimia announced that it had entered into a settlement agreement with Milkwood through which both Aimia and Milkwood agreed to dismiss all legal proceedings against each other. On January 3, 2024, Aimia announced that it had entered into a settlement agreement with Mr. Mittleman through which both Aimia and Mr. Mittleman agreed to dismiss all legal proceedings against each other.

Litigation settlement expenses related to these two settlement agreements have been recorded in selling, general and administrative expenses in the consolidated statements of operations and are presented in accounts payable and accrued liabilities in the consolidated statements of financial position. These expenses were not material.

On January 7, 2024, the trial of Aimia’s action, the defendants’ counterclaims, and Mithaq’s motion was adjourned. Aimia’s action against Mithaq remains outstanding.

94
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

21.	DIVIDENDS

Quarterly dividends declared to preferred shareholders of Aimia for the years ended December 31, 2023 and 2022, were as follows:

	2023		2022
Three months ended	Amount	Per preferred share	Amount	Per preferred share
Series 1
March 31,	1.5	0.300125	1.5	0.300125
June 30,	1.6	0.300125	1.6	0.300125
September 30,	1.5	0.300125	1.5	0.300125
December 31,	1.5	0.300125	1.5	0.300125
Total	6.1	1.200500	6.1	1.200500
Series 3
March 31,	1.7	0.375688	1.7	0.375688
June 30,	1.6	0.375688	1.6	0.375688
September 30,	1.6	0.375688	1.6	0.375688
December 31,	1.6	0.375688	1.6	0.375688
Total	6.5	1.502752	6.5	1.502752

Total preferred dividends on Series 1 and Series 3	12.6		12.6

Aimia is subject to Part VI.1 tax under the Income Tax Act (Canada) (the “ITA”) at an imposed tax rate of 40% associated with dividends paid on its preferred shares. For the year ended December 31, 2023, the gross amount of Part VI.1 tax expense is $5.1 million (2022: $5.1 million). Aimia transferred part of its Part VI.1 tax liability to a related Canadian subsidiary to offset part of the Part VI.1 tax by reducing the taxable income of its Canadian subsidiary and its Part 1 tax liability. Any unused Part VI.1 tax deduction are carried forward as non-capital losses under the rules specifically provided under the ITA.

During the years ended December 31, 2023 and 2022, the Corporation paid $2.1 million and $5.1 million of Part VI.1 tax, respectively.

On March 25, 2024, the Board of Directors of Aimia declared quarterly dividends of $0.300125 per Series 1 preferred share and $0.375688 per Series 3 preferred share, in each case payable on March 28, 2024, to shareholders of record on March 21, 2024.

95
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

22.	EARNINGS (LOSS) PER COMMON SHARE
	Years Ended December 31,
	2023	2022
Earnings (loss) attributable to equity holders of the Corporation	(188.0)	440.1
Deduct: Dividends declared on preferred shares related to the period (Note 21)	(12.6)	(12.6)
Earnings (loss) attributable to common shareholders	(200.6)	427.5
Weighted average number of common shares - Basic (a)	84,693,929	87,682,533
Adjustments for calculation of diluted earnings per share:
Stock options	—	17,982
Escrow shares	—	747,392
Weighted average number of common shares - Diluted	84,693,929	88,447,907
Basic earnings (loss) per common share	$(2.37)	$4.88
Diluted earnings (loss) per common share	$(2.37)	$4.83
(a)
The weighted average number of basic common shares calculation excludes common shares issued and deposited in escrow as part of the MIM transaction as they are still subject to forfeitures as of December 31, 2023 (Note 18).

96
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

23.	RELATED PARTIES

ULTIMATE CONTROLLING PARTY

During the years ended December 31, 2023 and 2022, shares of the Corporation were widely held and the Corporation did not have an ultimate controlling party.

TRANSACTIONS WITH DIRECTORS AND KEY MANAGEMENT PERSONNEL

As of December 31, 2023, key management personnel was identified as the Corporation's:

•	Chief Executive Officer;
•	President;
•	Chief Financial Officer;
•	Chief Legal Officer
•	Chief Operating Officer.

In 2022, key management personnel also included the Chief Investment Officer of Aimia until the role was changed to being solely acting as the Chief Investment Officer of Mittleman Investment Management, LLC, a wholly-owned subsidiary of Aimia. The role change became effective on March 29, 2022.
Key management personnel based in Canada participate in registered defined contributions pension plan with annual contributions of 15% of base salary, through co-payment by the Corporation and the executive, up to the annual maximum permitted under relevant legislation. Once the maximum allowable deductible pension contribution is reached, Aimia contributes to a non-registered plan to achieve the target annual contribution of 15% of base salary.
Key management personnel based in the United States participate in a 401(k) retirement savings plan. Under the plan and subject to IRS annual contribution maximums, employees may contribute up to the maximum established for the fiscal year. Where the employee contributes the maximum allowable value, the Corporation shall do the same to maximize the employee's 401(k) plan for the year.
Key management personnel of Aimia may also participate in the DSU Plan (deferred share units), in the LTIP (stock options) and the SUP (performance share units and restricted share units).
The compensation for services paid or payable to directors and to key management roles identified above is shown below:

Years Ended December 31,
	2023	2022
Director compensation, and key management salaries and benefits (a)	4.1	6.0
Post-employment benefits	0.1	0.2
Share-based compensation and other performance awards	(0.2)	(1.8)
Total	4.0	4.4
(a)	Salaries and benefits include short-term incentive compensation.

97
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

23.	RELATED PARTIES (continued)

In addition to the above amounts, the Corporation is committed to pay incremental benefits to certain members of key management up to $2.5 million in the event of a termination without cause or up to $8.2 million in the event of a termination resulting from a change in control.

Subsequent event - Departure of executives

Subsequent to the year ended December 31, 2023, the Corporation announced the departure of its CEO and President. The executives were granted by the Corporation separation payments amounting to $1.6 million. In addition, 416,667 unvested DSUs owned by the CEO vested. The intrinsic value of these DSUs represented $1.3 million as of December 31, 2023. All of the executives' vested DSUs will be settled in accordance with the DSU plan six months after the executives departure date.

The departure of the CEO is not considered a termination event in the context of the MIM acquisition agreement and, as such, the executive remains entitled to potential escrow shares and contingent shares in accordance with the original acquisition agreement (Note 18).

TRANSACTIONS WITH POST-EMPLOYMENT BENEFIT PLANS

Aimia, Bozzetto and Cortland international offers post-employment benefits to its former employees by way of defined contribution and defined benefit plans. The transactions with these plans are limited to contributions and payment of benefits (Note 17).

TRANSACTIONS WITH A FORMER EXECUTIVE

Deferred share units

Effective March 29, 2022, in connection with a change of role of a former executive, all unvested DSUs held by that former executive have been forfeited. The liability associated with these unvested DSUs has been derecognized during the quarter ended March 31, 2022.

On March 27, 2023, the Corporation terminated the employment of the former executive. The termination of the former executive constitutes a termination of service under the Corporation’s DSU plan. Upon termination of service, the former executive became entitled, for each DSU credited to its account, to a payment in cash equivalent to the value of an Aimia common share. As of March 27, 2023, the former executive held 416,667 vested DSUs.

Secured promissory note

On July 8, 2022, the Corporation entered into a secured promissory note agreement to lend this former executive an amount of $1.3 million (US$1.0 million). The secured promissory note bears interest at 7.5% annually and matures at the earlier of (1) July 8, 2027 or (2) the date upon which the vested DSUs granted to the former executive are settled pursuant to the terms and conditions of the DSU plan. Interests are payable on a quarterly basis. The promissory note is secured by 300,000 common shares of the Corporation held by the former executive.

98
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

23.	RELATED PARTIES (continued)

The termination of the employment of the former executive is considered an event of default under the secured promissory note agreement. As a result, the principal as well as accrued and unpaid interests outstanding have become immediately due. On March 27, 2023 a notice of default was sent to the former executive. The secured promissory note is presented as receivable from related party on the consolidated statement of financial position. Subsequent to December 31, 2023, Aimia has received full payment of the promissory note and accrued interest.

Escrow and contingent shares

Under the Purchase Agreement and related agreements (the “MIM Agreements”) regarding the purchase, by the Corporation, on June 19, 2020, of MIM, a portion of the consideration payable to the former executive was contingent upon his continued employment with the Corporation for a period of 10 years. Given the termination of the former executive before the end of such period, the Corporation is entitled to claw back the pro rata portion of the consideration attributable to that former executive, with recourse against the 485,053 shares attributable to the former executive placed in escrow at the time the acquisition of MIM closed. As of December 31, 2023, the escrow shares have not been cancelled yet. In addition, the former executive is no longer entitled to its 291,032 contingent shares in connection with the MIM acquisition.

As a result, an accrued liability for deferred compensation of $0.4 million has been reversed in the first quarter ended March 31, 2023, relating to the claw back of the escrow shares, as described above, and $0.6 million of the original contributed surplus recorded related to the contingent shares has been reclassified to retained earnings.

TRANSACTIONS WITH KOGNITIV

Convertible note

In January 2022, the Corporation invested $10.0 million in a secured subordinated convertible note of Kognitiv. During the year ended December 31, 2023, Aimia converted the totality of the invested amount and accrued interest into preferred shares and warrants of Kognitiv. Refer to Note 6 for additional details.

Promissory Notes

First secured promissory note

In the first quarter ended March 31, 2023, the Corporation entered into a secured promissory note agreement with Kognitiv whereby the Corporation agreed to lend an amount of $5.0 million to Kognitiv. The promissory note bore interest at 12%, was subject to a 3% structuring fee and had a maturity date as of March 7, 2023 and was secured by all present and future accounts receivable of the borrowers and all proceeds thereof. The promissory note was fully repaid by Kognitiv on March 7, 2023, and the Corporation recognized total interest of $0.3 million over the course of the loan period. As of December 31, 2022, Aimia had advanced to Kognitiv an amount of $2.0 million out of the $5.0 million in regard to that promissory note. The amount was presented as Receivable from related party on the consolidated statements of financial position.

99
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

23.	RELATED PARTIES (continued)

Second secured promissory note

During the third quarter of 2023, the Corporation entered into a second secured promissory note agreement totaling up to $4.5 million. Of this total, $1.0 million could only be funded upon the occurrence of certain conditions defined in the agreements, which were met during the year. The promissory note bears interest at 12% for the initial $3.5 million and 14% for the additional $1.0 million, and was subject to a $0.2 million structuring fee. The $3.5 million tranche matures on March 31, 2024, while the additional $1.0 million tranche was initially set to mature on December 31, 2023. Aimia and Kognitiv agreed to extend the maturity of the promissory note and are still negotiating terms of the extension at this time. The promissory note is secured by all present and future accounts receivable of the borrowers and all proceeds thereof. Aimia recorded interest income of $0.4 million during the year ended December 31, 2023, including the structuring fee.

Advance

During the year ended December 31, 2023, Aimia advanced an additional $1.0 million to Kognitiv. Subsequent to December 31, 2023, Aimia advanced $0.5 million. As of this time, Aimia and Kognitiv are still negotiating terms of this $1.5 million advance.

100
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

24.	FINANCIAL RISK MANAGEMENT

Aimia, through its financial assets and liabilities and those of its Bozzetto and Cortland International operating businesses, has exposure to the following risks from its use of financial instruments: equity price risk, interest rate risk, credit risk, liquidity risk and currency risk. Senior management of Aimia, Bozzetto and Cortland are responsible for setting risk levels and reviewing risk management activities as they determine to be necessary.

Equity Price Risk

Equity price risk refers to the risk that the fair value of investments in equity instruments will vary as a result of changes in market prices of the investments. The carrying values of investments subject to equity price risk are based on quoted market prices as of the consolidated statements of financial position dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuations in the market price of a security may have no relation to the intrinsic value of the security. Furthermore, amounts realized in the sale of a particular security may be affected by the quantity of the security being sold. The Corporation manages its equity price risk by limiting the size of these investments relative to its total assets.

The table below shows the impact to the Corporation on consolidated earnings before income taxes of a 10% increase or decrease in quoted market prices on investments subject to equity price risk in the consolidated statements of financial position of the Corporation. The selected change does not reflect what could be considered the best or worst case scenarios.

December 31, 2023	Fair value	Price/NAV change%	Estimated fair value after price/NAV change	Pre-tax impact on net income

Investments in marketable securities	27.8	+10%	30.6	2.8
Investments in marketable securities	27.8	-10%	25.0	(2.8)
Investments in investments funds	5.5	+10%	6.1	0.6
Investments in investments funds	5.5	-10%	4.9	(0.6)

December 31, 2022	Fair value	Price/NAV change%	Estimated fair value after price/NAV change	Pre-tax impact on net income

Investments in marketable securities	52.9	+10%	58.2	5.3
Investments in marketable securities	52.9	-10%	47.6	(5.3)
Investments in investments funds vehicles and investments funds	26.7	+10%	29.4	2.7
Investments in investments funds vehicles and investments funds	26.7	-10%	24.0	(2.7)

101
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

24.	FINANCIAL RISK MANAGEMENT (continued)

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Aimia is exposed to fluctuations in interest rates with respect to cash and cash equivalents as well as restricted cash, which bear interest at variable rates and are mainly held in the form of bank trading or saving accounts.

Through Bozzetto, Aimia is exposed to interest rate risk due to the debt financing, which part of its variable interest is based on the Euribor 6 months. Bozzetto uses, to cover part of its financing, some derivative financial instruments designating them to cover cash flows with the aim of predetermining the interest cash outflows on a portion of the financing. At 31 December 2023, an interest rate swap (“IRS”) instrument was established with a notional amount of €75.0 million. Derivative instruments are recognized at their fair value.

At December 31, 2023, the interest rate risk profile of Aimia's interest bearing financial instruments was as follows:

December 31,
	2023	2022
Variable rate instruments
Cash, cash equivalents and restricted cash	109.5	505.3
Other borrowings	(8.5)	—
Long-term debt (including current portion)	(158.0)	—

For the year ended December 31, 2023, a 1% variance in the interest rates on Aimia's cash, cash equivalents and restricted cash, would have an impact of $1.1 million (2022: $5.1 million) on earnings before income taxes. The same variance in interest rates would not have a significant impact on the other borrowings.

With reference to the Bozzetto senior loans, a 1% variance in the Euribor 6 months rate on the portion not hedged by the IRS, would have an impact of $0.6 million on earning before income taxes.

These analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis than for the year ended December 31, 2022, when applicable.

Credit Risk

Credit risk is the risk of loss due to a counterparty's inability to meet its obligations. At December 31, 2023 and 2022 Aimia's credit risk exposure consists mainly of the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, receivable from related party, convertible notes and other investment income receivable.

Cash and cash equivalents

The credit risk on cash and cash equivalents is limited because the counterparties are Canadian and international banks with high credit-ratings assigned by international credit-rating agencies. Aimia has no history of credit loss

102
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

24.	FINANCIAL RISK MANAGEMENT (continued)

arising from those financial instruments. For the years ended December 31, 2023 and 2022, no expected credit loss allowance has been recorded in regards to those financial instruments.

Accounts receivable

As of December 31, 2023, Aimia is exposed to credit risk related to accounts receivable arising from the operating activities of its Bozzetto and Cortland International business.

Credit risk related to commercial counterparties is managed and monitored. The Corporation does not have high concentrations of credit risk. However, procedures are in place to ensure that sales of products and services are made to customers with high reliability, taking into account their financial position, past experience and other factors. Credit limits on major customers are based on internal and external assessments based on management approved thresholds. The use of credit limits is monitored periodically.

The accounts receivable are exposed net of the expected credit loss provision. The provision is considered appropriate based on the estimated risks of insolvency of counterparties and disputed amounts by counterparties, if any. During the year ended December 31, 2023, the Corporation has recorded an expected credit loss expense of $0.8 million in regard to these accounts receivable (2022: not significant). The actual write-offs of accounts receivable during the year ended December 31, 2023 have not been significant.

Convertible note

As of December 31, 2023, Aimia also has an investment in a convertible notes of TRADE X.

For the TRADE X A&R Note, the Corporation is exposed to credit risk in the event that the A&R Note is not converted into equity of TRADE X or repaid in accordance with the terms of the A&R Note described above. The A&R Note is secured by an hypothec of $45.0 million on the universality of all of TRADE X's movable property, corporeal and incorporeal, present and future, of whatever nature and wherever situated. This security is subordinated to the security granted by TRADE X under other external financing agreement entered into by TRADE X. Based on recent developments regarding TRADE X (Note 6), Aimia estimated the fair value of the A&R Note to be nil and therefore currently does not expect to be recovering any of its principal and accrued interest.

Secured promissory notes

As of December 31, 2023, Aimia also had $5.7 million (including accrued interest) invested in secured promissory notes of Kognitiv. Aimia manages the credit risk related to these instruments by limiting the loans made to Kognitiv and through securing the instrument with certain Kognitiv assets. Refer to Note 23 for more details on the notes and available security.

Liquidity Risk

Aimia's objective is to maintain sufficient liquidity to meet its financial liabilities as they come due. At December 31, 2023, Aimia and its Bozzetto and Cortland International operating subsidiaries are exposed to liquidity risk on its accounts payable and accrued liabilities, other borrowings as well as long-term debt. Aimia manages liquidity risk

103
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

24.	FINANCIAL RISK MANAGEMENT (continued)

through the constant monitoring of its cash balances and cash flows generated from operations to meet financial liability requirements.

At December 31, 2023, maturities of the financial liabilities are as follows:

	Total	2024	2025	2026	2027	2028	Thereafter
Long-term debt - Including interest payments, current & non-current portions	224.6	24.0	28.1	28.9	34.3	24.0	85.3
Other borrowings - Including current and non-current portions	8.5	6.0	2.5	—	—	—	—
Accounts payable and accrued liabilities	75.7	75.7	—	—	—	—	—
Total	308.8	105.7	30.6	28.9	34.3	24.0	85.3

The contractual cash flows of lease liabilities are presented in Note 15. The carried interest liabilities ($20.0 million) and the liability related to put options granted to non-controlling interests ($7.2 million) do not have fixed maturities and therefore, are not presented in the table above.

The Aimia warrants issued in connection with the private placement (Note 18) are classified as liabilities but do not include any obligation to deliver cash to the holders of the warrants. Therefore, they are not presented in the table above.

104
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

24.	FINANCIAL RISK MANAGEMENT (continued)

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Aimia can invest in various international equity instruments that are denominated in a currency that is not the functional currency of the Corporation or any of its subsidiaries. Aimia, through its Bozzetto and Cortland International operating businesses, is also exposed to currency risk from accounts receivable denominated in a currency that is not the functional currency of these subsidiaries.

At December 31, 2023 and 2022, the Corporation's main exposures to those currencies was as follows:

Balance as at December 31, 2023
	USD	HKD	MYR
Financial assets Cash and cash equivalents	47.3	—	—
Accounts receivables	6.7	—	—
Investments in marketable securities	—	—	27.7
Investment in private companies and other financial instruments	5.5	27.7	—
Other investment income receivable	—	4.2	—
	59.5	31.9	27.7
Financial liabilities Accounts payable and accrued liabilities	5.9	—	—
	5.9	—	—
Foreign currency exposure	53.6	31.9	27.7

Effect of a 1% change in the exchange rate	0.5	0.3	0.3

Balance as at December 31, 2022
	USD	HKD	MYR
Financial assets Cash and cash equivalents	0.2	—	—
Account receivables	—	—	0.2
Investments in marketable securities	—	—	31.0
Investment in private companies and other financial instruments	84.0	54.7	—
Long-term receivable	—	3.7	—
	84.2	58.4	31.2
Foreign currency exposure	84.2	58.4	31.2

Effect of a 1% change in the exchange rate	0.8	0.6	0.3

The Corporation's exposure to other foreign exchange movement is not significant.

105
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

25.	CAPITAL MANAGEMENT

Aimia's main objectives when managing capital are:

•	to provide a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business;
•	to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations; and
•	to provide a rewarding return on investment to shareholders.

Aimia considers its capital structure to include shareholders' equity and, to the extent it exists, interest-bearing debt.

Aimia manages its capital structure and adjusts it considering changes in economic conditions and the risk characteristics of the underlying financial instruments. The Corporation may issue new shares or debt as well as repurchase common and/or preferred shares using normal course issuer bid to maintain or adjust its capital structure.

Under the terms of the senior facilities agreement, Bozzetto is subject to the satisfaction of a leverage ratio, which is measured on a quarterly basis starting on March 31, 2024. The leverage ratio is defined as the ratio of total net debt at the end of the relevant period over the trailing twelve months EBITDA for the Bozzetto consolidated group.

The total capital as at December 31, 2023 and 2022 is as follows:
December 31,
	2023	2022
Cash and cash equivalents	(109.1)	(505.3)
Investments in marketable securities	(27.8)	(52.9)
Other current borrowings	6.0	—
Other non-current borrowing	2.5	—
Long-term debt (current portion)	8.3	—
Long-term debt (non-current portion)	149.7	—
Total equity	583.1	776.9
Total capital	612.7	218.7

106
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

26.	ADDITIONAL FINANCIAL INFORMATION

The following sections provide additional information regarding certain primary financial statement captions:

A)	STATEMENTS OF OPERATIONS

REVENUE

Revenue by product & services

Years Ended December 31,
	2023	2022
Revenue recognized at a point in time
Cortland International segment:
Rope products	75.6	—
Netting and other products	23.1	—
Bozzetto segment:
Textile solutions	111.9	—
Dispersion Solutions	61.3	—
Water Solutions	18.9	—
Total revenue recognized at a point in time	290.8	—

Revenue recognized over time Holdings segment: Investment Management fees	0.4	1.5
Total revenue recognized over time	0.4	1.5
Total revenue	291.2	1.5

107
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

26.	ADDITIONAL FINANCIAL INFORMATION (continued)

EXPENSES BY NATURE
Breakdown of cost of sales and selling, general and administrative expenses (''SG&A'')

Years Ended December 31,
2023	2022
	Cost of sales	SG&A	Cost of sales	SG&A
Employee benefits	20.0	25.6	—	12.0
Depreciation expense	10.4	—	—	—
Amortization expense	11.4	1.1	—	0.1
Transaction and transition costs related to business acquisitions	—	28.5	—	2.1
Purchases and other costs	183.5	64.6	—	6.5
Total	225.3	119.8	—	20.7

Breakdown of employee benefits

Years Ended December 31,
	2023	2022
Salaries and other benefits	43.1	10.1
Defined contribution costs	2.1	0.3
Defined benefit costs (Note 17)	0.6	—
Share-based compensation (Note 18)	(0.2)	(2.4)
Litigation provision (Note 20)	—	4.0
Total	45.6	12.0

108
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

26.	ADDITIONAL FINANCIAL INFORMATION (continued)

INTEREST, DIVIDEND AND OTHER INVESTMENT INCOME

Years Ended December 31,
	2023	2022
Interest income
Interest on cash and cash equivalents	7.7	0.3
Interest on convertible notes and other financial instruments	6.5	4.4
Total interest income	14.2	4.7
Dividend income
Dividend income from marketable securities	0.6	0.8
Dividend income from marketable securities held through Precog	—	0.1
Distribution from PLM (Note 9)	—	2.9
Total dividend income	0.6	3.8
Other investment income Other investment income	0.9	3.0
Total other investment income	0.9	3.0

Total interest, dividend and other investment income	15.7	11.5
FINANCIAL EXPENSES, NET

Years Ended December 31,
	2023	2022
Interest on long-term debt	9.1	—
Other interest expenses	1.6	—
Foreign exchange loss (gain)	4.6	(0.3)
Loss on net monetary position	1.5	—
Other financial expenses (income)	0.7	3.3
Financial expenses, net	17.5	3.0

109
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts)

26.	ADDITIONAL FINANCIAL INFORMATION (continued)
B)	STATEMENTS OF CASH FLOWS

CHANGES IN OPERATING ASSETS AND LIABILITIES

Years Ended December 31,
	2023	2022
Restricted cash	1.5	1.7
Accounts receivable	4.4	0.3
Inventories	6.7	—
Prepaid expenses	(1.0)	0.2
Other current assets	1.5	—
Other non-current assets	(1.0)	—
Accounts payable and accrued liabilities	5.6	(1.0)
Other non-current liabilities	(1.5)	0.1
Total	16.2	1.3

CHANGES IN LIABILITIES ARISING FROM FINANCING ACTIVITIES

Balance at December 31, 2022	Cash inflow	Cash outflow	Non-cash items	Balance at December 31, 2023
				Assumed through business acquisitions	Lease liabilities	Amortization of transaction costs	Foreign exchange	Put options related to NCI	Other
Long-term debt (including short-term portion)	—	157.5	(83.9)	83.2	—	1.5	(0.3)	—		—	158.0
Other borrowings (including short-term portion	—	—	(1.2)	8.6	—	—	0.1	—		1.0	8.5
Lease liabilities (including short-term portion)	—	—	(1.7)	11.2	2.1	—	(0.2)	—		—	11.4
Liability related to put options granted to NCI	—	—	(0.2)	—	—	—	—	7.4		—	7.2
Total	—	157.5	(87.0)	103.0	2.1	1.5	(0.4)	7.4		1.0	185.1